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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LIONS GATE ENTERTAINMENT CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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	(2)	Form, Schedule or Registration Statement No.:
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LIONS GATE ENTERTAINMENT CORP.
1055 West Hastings Street, Suite 2200	2700 Colorado Avenue, Suite 200
Vancouver, British Columbia V6E 2E9	Santa Monica, California 90404

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING
OF SHAREHOLDERS
To Be Held September 11, 2012

To Our Shareholders:

        You are invited to attend the Annual General and Special Meeting of Shareholders (the "Annual Meeting") of Lions Gate Entertainment Corp. ("Lionsgate" or the "Company"), which will be held on Tuesday, September 11, 2012, beginning at 10:00 a.m., local time, at the Soho Metropolitan Hotel, 318 Wellington Street West, Toronto, Ontario, Canada M5V 3T4. At the Annual Meeting, shareholders will act on the following matters:

  1.
  Elect 12 directors, each for a term of one year or until their successors are duly elected and qualified;

  2.
  Re-appoint Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2013;

  3.
  Conduct an advisory vote to approve executive compensation;

  4.
  Approval of the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan; and

  5.
  Transact such further and other business as may properly come before the meeting and any continuations, adjournments or postponements thereof.

        Shareholders will also receive the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2012, together with the auditor's report thereon. Shareholders of record at 5:00 p.m. (Eastern Standard Time) on July 23, 2012 are entitled to vote at the meeting or any continuations, adjournments or postponements thereof. It is expected that these materials first will be mailed to shareholders on or about July 31, 2012.

        Registered shareholders unable to attend the Annual Meeting in person are requested to read the enclosed proxy statement and the proxy card that accompany this notice and to complete, sign, date and deliver the proxy card, together with the power of attorney or other authority, if any, under which it was signed (or a notarized certified copy thereof) to IVS Associates, Inc. ("IVS Associates"), Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811, or at www.ivselection.com/lionsgate2012. To be effective, proxies must be received by IVS Associates by or at the Annual Meeting prior to the closing of the polls.

        If you are not a registered shareholder, please refer to the accompanying proxy statement for information on how to vote your shares.

By Order of the Board of Directors, Jon Feltheimer Chief Executive Officer

Vancouver, British Columbia
July 30, 2012

  IMPORTANT:    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

        In accordance with our security procedures, all persons attending the Annual Meeting will be required to present picture identification.

2012 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS
OF
LIONS GATE ENTERTAINMENT CORP.

PROXY STATEMENT

        This proxy statement is part of a solicitation of proxies by the Board of Directors (the "Board") and management of Lions Gate Entertainment Corp. ("Lionsgate," the "Company," "we," "us" or "our") and contains information relating to our annual general and special meeting of shareholders (the "Annual Meeting") to be held on Tuesday, September 11, 2012, beginning at 10:00 a.m., local time, at the Soho Metropolitan Hotel, 318 Wellington Street West, Toronto, Ontario, Canada M5V 3T4, and to any continuations, adjournments or postponements thereof. All dollar figures contained in this proxy statement are in U.S. dollars, unless otherwise indicated. The notice of the Annual Meeting, this proxy statement and the enclosed proxy card first will be mailed to shareholders on or about July 31, 2012.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

        At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, conducting an advisory vote on executive compensation, re-appointment Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2013, and adopting the 2012 Lions Gate Entertainment Corp. Performance Incentive Plan. In addition, after the formal portion of the meeting, the Company's management will report on the Company's performance during fiscal 2012 and respond to appropriate questions from shareholders.

Who is entitled to vote at the Annual Meeting?

        Only shareholders of record of the Company's common shares (NYSE: LGF) at 5:00 p.m. (Eastern Standard Time) on July 23, 2012 (the "Record Date") are entitled to receive notice of the Annual Meeting and to vote the common shares that they held on that date at the Annual Meeting, or any continuations, adjournments or postponements of the Annual Meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, 144,417,263 common shares were outstanding and entitled to vote and held by approximately 893 shareholders of record.

        Each shareholder has the right to appoint a person or company to represent the shareholder other than the persons designated in the form of proxy.

 Who can attend and vote at the Annual Meeting?

        Only registered shareholders of the Company or the persons they appoint as their proxies are permitted to attend and vote at the Annual Meeting. Most shareholders of the Company are "non-registered" shareholders ("Non-Registered Shareholders") because the shares they own are not registered in their names but are, instead, registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an "Intermediary") that the Non-Registered Shareholder deals with in respect of the common shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered Registered Retirement Savings Plans, Registered Retirement Income Funds, Registered Education Savings Plans and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which the Intermediary is a participant. In accordance with applicable securities law requirements, the Company will have distributed copies of the notice of Annual Meeting, this proxy statement and the proxy card (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

        Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

  (i)
  be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "voting instruction form") which the Intermediary must follow. Typically, the voting instruction form will consist of a one-page printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

  (ii)
  be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Company, c/o IVS Associates, Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811.

        In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the common shares of the Company they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Annual Meeting in person (or have another person attend and vote on behalf of the Non- Registered Shareholder), the Non-Registered Shareholder should request a legal proxy from their Intermediary. Instructions for obtaining legal proxies may be found on the voting instruction form. If you have any questions about voting your shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 or 212-929-5500 or e-mail lionsgate@mackenziepartners.com.

        A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary, provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary in a timely manner in advance of the Annual Meeting.

What constitutes a quorum?

        A quorum is necessary to hold a valid meeting of shareholders. The presence at the Annual Meeting, in person or by proxy, of two holders of the Company's common shares outstanding on the Record Date who, in the aggregate, hold at least 10% of the issued common shares of the Company entitled to vote at the Annual Meeting, will constitute a quorum. Abstentions and "broker non-votes" (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

 How do I vote at the Annual Meeting?

        If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Registered shareholders that are unable to attend the Annual Meeting in person are requested to read this proxy statement and accompanying proxy card and to complete, sign and date the proxy card, and to return it, together with the power of attorney or other authority, if any, under which it was signed or a notarized certified copy thereof, to IVS Associates, Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811, or at www.ivselection.com/lionsgate2012. To be effective, proxies must be received by IVS Associates by or at the Annual Meeting prior to the closing of the polls.

        "Street name" shareholders who wish to vote at the Annual Meeting will need to obtain a proxy or voting instruction form from the institution that holds their shares. See Who can attend and vote at the Annual Meeting? above.

        At the Annual Meeting, one or more representatives from IVS Associates, Inc., an independent, third-party company, shall be appointed to act as scrutineers. These scrutineers will determine the number of common shares represented at the Annual Meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to the Company.

        If you are a registered shareholder but do not wish to, or cannot, attend the Annual Meeting in person, you can appoint someone who will attend the Annual Meeting and act as your proxy holder to vote in accordance with your instructions by striking out the printed names of the proposed management nominees on the accompanying proxy card and inserting the name of such other person in the blank space provided therein for that purpose. To vote your shares, your proxy must attend the Annual Meeting. If you do not fill a name in the blank space in the enclosed form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of the Company.

 Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change your vote by depositing a duly executed proxy bearing a later date in the manner and within the time described above. See How do I vote at the Annual Meeting? above. You may also revoke a previously deposited proxy (i) by an instrument in writing that is received by or at the Annual Meeting prior to the closing of the polls, (ii) by an instrument in writing provided to the Chairman of the Annual Meeting at the Annual Meeting or any adjournment thereof, or (iii) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

  •
  As necessary to meet applicable legal requirements;

  •
  To allow for the tabulation and certification of votes; and

  •
  To facilitate a successful proxy solicitation.

        Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company's management and the Board.

 What is the Board of Directors' recommendations?

        The enclosed proxy is solicited on behalf of the Board and management. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board set forth with the description of each item in this proxy statement.

        The Board recommends a vote:

  •
  "FOR" the election of each of the nominated directors (see page 12);

  •
  "FOR" the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (see page 17).

  •
  "FOR" the proposal regarding an advisory vote to approve executive compensation (see page 17); and

  •
  "FOR" the proposal regarding approval of the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (see page 17);

        Other than the proposals described in this document, the Board does not know of any other matters that may be brought before the Annual Meeting. If any other matter should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

        In order to be approved, the proposals included in this proxy statement—for the election of each of the nominated directors (Proposal 1), the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2), the advisory vote to approve executive compensation (Proposal 3) and approval of the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (Proposal 4)—each requires the affirmative vote of a majority of the Company's common shares present or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will not be counted in determining the number of shares necessary for approval of any item and will have no effect on the outcome of any proposal. Shareholders are not permitted to cumulate their shares for purposes of electing directors. Notwithstanding the vote required, please be advised that Proposal 2 (re-appointment of independent registered public accounting firm) and Proposal 3 (an advisory vote on executive compensation) are advisory only and are not binding on us. The Board will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by shareholders. Note that if your shares are held by a broker or nominee, such broker or nominee may exercise his or her discretion to vote your shares for Proposal 2 (re-appointment of independent registered public accounting firm) but such broker or nominee will not have authority to vote your shares on Proposal 1 (election of directors), Proposal 3 (an advisory vote on executive compensation) or Proposal 4 (approval of the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan) unless you provide instructions to him or her regarding how you would like your shares to be voted.

Who pays for the preparation of this proxy statement?

        The Company will pay the cost of proxy solicitation, including the cost of preparing, assembling and mailing this proxy statement, notice of the Annual Meeting and enclosed proxy card. In addition to the use of mail, the Company's employees and advisors may solicit proxies personally and by telephone, facsimile, courier service, telegraph, the Internet, e-mail, newspapers and other publications of general distribution. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and the Company will reimburse those persons for their reasonable out-of-pocket expenses incurred in connection with these activities. The Company will compensate only independent third-party agents that are not affiliated with the Company but who solicit proxies. We have retained MacKenzie Partners, Inc., a third-party solicitation firm, to solicit proxies on our behalf and we will pay all costs and expenses associated with retaining MacKenzie Partners, Inc., which are estimated to be approximately $20,000.

May I propose actions or recommend director nominees for consideration at next year's annual general and special meeting of shareholders?

        Yes. Under U.S. laws, for your proposal or recommendation for director nominees to be considered for inclusion in the proxy statement for next year's annual meeting, we must receive your written proposal no later than April 2, 2013. You should also be aware that your proposal must comply with U.S. Securities and Exchange Commission (the "SEC") regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals or recommendation for director nominees submitted as per the Business Corporations Act (British Columbia) (the "BC Act") to be presented at the next annual general and special meeting of shareholders must be received by our Corporate Secretary at our registered office no later than June 11, 2013, and must comply with the requirements of the BC Act. If you wish to recommend a director nominee you should also provide the information set forth under Information Regarding the Board of Directors and Committees of the Board of Directors—Shareholder Communications.

        If the date of the 2013 annual meeting is advanced or delayed by more than 30 days from the date of the 2012 annual meeting, under U.S. laws, shareholder proposals intended to be included in the proxy statement for the 2013 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy statement for the 2013 annual meeting. Upon any determination that the date of the 2013 annual meeting will be advanced or delayed by more than 30 days from the date of the 2012 annual meeting, we will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

        SEC rules also govern a company's ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to us prior to June 16, 2013, the proxies solicited by the Board for the 2013 annual meeting of shareholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2013 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2013 annual meeting is advanced or delayed more than 30 days from the date of the 2013 annual meeting, then the shareholder proposal must have been submitted to us within a reasonable time before we mail the proxy statement for the 2013 annual meeting.

Who can I contact if I have questions?

        Shareholders who have questions about deciding how to vote should contact their financial, legal or professional advisors. For any queries referencing information in this proxy statement or in respect of voting your shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 or 212-929-5500 or e-mail lionsgate@mackenziepartners.com.

 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on September 11, 2012

        The notice of the Annual Meeting, this proxy statement and the enclosed proxy card will be mailed to shareholders on or about July 31, 2012. Our proxy statement and fiscal 2012 Annual Report to Shareholders will also be available in the Investors/Corporate Governance section on our website at www.lionsgate.com.

        NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

        Our registered and head office is located at 1055 West Hastings Street, Suite 2200, Vancouver, British Columbia V6E 2E9, and our telephone number there is 877-848-3866. Our principal executive offices and our corporate head office is located at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, and our telephone number there is 310-449-9200. Our website is located at www.lionsgate.com. Website addresses referred to in this proxy statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this proxy statement. As used in this proxy statement, unless the context requires otherwise, the terms "Lionsgate," "we," "us," "our" and the "Company" refer to Lions Gate Entertainment Corp. and its subsidiaries.

The date of this proxy statement is July 30, 2012

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table presents certain information about beneficial ownership of our common shares as of July 25, 2012 by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common shares. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares	Percent of Total(2)
Capital Research Global Investors(3)	14,550,000	10.1%
FMR, LLC(4)	7,848,149	5.4%
Mark H. Rachesky, M.D.(5)	51,299,288	35.5%

(1)
The addresses for the listed beneficial owners are as follows: Capital Research Global Investors, 333 South Hope Street, Los Angeles, California 90071; FMR LLC, 82 Devonshire Street, Boston, MA 02109; and Mark H. Rachesky, M.D. c/o MHR Fund Management LLC, 40 West 57th Street, 24th Floor, New York, NY 10019.

(2)
The percentage of total common shares owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of July 25, 2012, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") by (2) the sum of (A) 144,417,263 which is the number of common shares outstanding as of July 25, 2012; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of July 25, 2012 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., September 23, 2012).

(3)
The information is based solely on a Schedule 13G/A filed on February 9, 2012 with the SEC by Capital Research Global Investors.

(4)
The information is based solely on a Schedule 13G/A filed on May 10, 2012 with the SEC by FMR LLC. According to the Schedule 13G/A, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of the shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the shares held by the funds.

(5)
The information is based solely on the information in a Schedule 13D/A filed with the SEC on May 14, 2012 by Dr. Rachesky, MHR Institutional Advisors II LLC, MHR Institutional Partners III LP, MHR Institutional Advisors III LLC and MHR Fund Management LLC. According to the Schedule 13G, MHR Institutional Advisors II LLC has sole voting and dispositive power over 8,278,176 shares, MHR Institutional Partners III LP and MHR Institutional Advisors III LLC as the general partner of MHR Institutional Partners III LP, each has sole voting and dispositive power over 40,297,050 shares, MHR Fund Management LLC has sole voting and dispositive power over 51,261,899 shares and Dr. Rachesky has sole voting and dispositive power over 51,299,288 shares. The shares reported therein are held for the accounts of (a) MHR Capital Partners Master Account LP, (b) MHR Capital Partners (100) LP, (c) MHR Institutional Partners II LP, (d) MHR Institutional Partners IIA LP, and (e) MHR Institutional Partners III LP. Additionally, Dr. Rachesky directly holds 33,223 shares, which Includes 4,166 restricted share units which are scheduled to vest on September 15, 2012.

 SECURITY OWNERSHIP OF MANAGEMENT

        The following table presents certain information about beneficial ownership of our common shares as of July 25, 2012 by (i) each current director, nominee for director and current named executive officer, and (ii) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable. Except for common shares in brokerage accounts, which may, from time to time together with other securities in the account, serve as collateral for margin loans made in such accounts (other than a $150,000 minimum value of shares required to be held in the Company), no shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

Name of Beneficial Owner(1)	Number of Shares(1)	Percent of Total(2)
Norman Bacal(3)	49,815	*
Steven Beeks(4)	572,356	*
Michael Burns(5)	2,275,464	1.6%
Joseph Drake(6)	869,997	*
Arthur Evrensel	50,818	*
Jon Feltheimer(7)	2,841,688	2.0%
Frank Giustra	110,393	*
James Keegan	20,452	*
Morley Koffman	73,193	*
Wayne Levin(8)	82,234	*
Harald Ludwig	125,540	*
G. Scott Paterson	268,878	*
Mark H. Rachesky, M.D.(9)	51,299,288	35.5%
Daryl Simm(10)	58,582	*
Hardwick Simmons(11)	83,190	*
Phyllis Yaffe(12)	22,718	*
All executive officers and current directors as a group (16 persons)	58,804,606	40.7%

*
Less than 1%

(1)
Pursuant to Rule 13d-3(d)(1) of the Exchange Act, amount includes vested restricted share units and restricted share units vesting and options exercisable within 60 days of July 25, 2012 (i.e., September 23, 2012).

(2)
The percentage of total common shares owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of July 25, 2012, as determined in accordance with Rule 13d-3 under the Exchange Act by (2) the sum of (A) 144,417,263 which is the number of common shares outstanding as of July 25, 2012; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of July 25, 2012 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., September 23, 2012).

(3)
Includes 4,167 restricted share units that will vest on or before September 23, 2012.

(4)
Includes 425,000 common shares subject to options that are fully exercisable on or before September 23, 2012. Excludes 150,000 share appreciation rights with an exercise price of $5.45.

(5)
Includes 1,050,000 common shares subject to options that are currently exercisable. Excludes a number of common shares equivalent to $187,500 that Mr. Burns will receive in August 2012 (the first day following each three month anniversary of November 2, 2009 that occurs during the term of his employment agreement).

(6)
The information is based solely on the information in a Form 4 filed with the SEC on August 6, 2011 by Mr. Drake, the Company's former Co-Chief Operating Officer and President, Motion Picture Group. Includes (i) restricted share units that accelerated and became fully vested as per a confidential agreement and general release with Mr. Drake dated April 27, 2012 and (ii) 250,000 common shares subject to options that are currently exercisable.

(7)
Includes 1,050,000 common shares subject to options that are currently exercisable.

(8)
Excludes 75,000 share appreciation rights with an exercise price of $5.17.

(9)
The information is based solely on the information in a Schedule 13D/A filed with the SEC on May 14, 2012 by Dr. Rachesky, MHR Institutional Advisors II LLC, MHR Institutional Partners III LP, MHR Institutional Advisors III LLC and MHR Fund Management LLC. According to the Schedule 13G, MHR Institutional Advisors II LLC has sole voting and dispositive power over 8,278,176 shares, MHR Institutional Partners III LP and MHR Institutional Advisors III LLC as the general partner of MHR Institutional Partners III LP, each has sole voting and dispositive power over 40,297,050 shares, MHR Fund Management LLC has sole voting and dispositive power over 51,261,899 shares and Dr. Rachesky has sole voting and dispositive power over 51,299,288 shares.The shares reported therein are held for the accounts of (a) MHR Capital Partners Master Account LP, (b) MHR Capital Partners (100) LP, (c) MHR Institutional Partners II LP, (d) MHR Institutional Partners IIA LP, and (e) MHR Institutional Partners III LP. Additionally, Dr. Rachesky directly holds 33,223 shares, which Includes 4,166 restricted share units which are scheduled to vest on September 15, 2012.

(10)
Includes 4,167 restricted share units that will vest on or before September 23, 2012.

(11)
Includes 4,166 restricted share units that will vest on or before September 23, 2012.

(12)
Includes 4,167 restricted share units that will vest on or before September 23, 2012.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Directors

        Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the 12 persons named below have been nominated for election as directors. Each nominee, if elected at the Annual Meeting, will serve until our 2013 Annual General Meeting of Shareholders, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with our Articles or applicable law.

        The nominees have consented to serve on the Board and the Board has no reason to believe that they will not serve if elected. However, if any of them should become unavailable to serve as a director, and if the Board has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee. There are no family relationships among the nominees for directors or executive officers of the Company. Ages are as of July 25, 2012.

  Norman Bacal

    Age: 56

    Director Since: December 2004

    Business Experience: Mr. Bacal has been a partner with the law firm of Heenan Blaikie LLP since 1987, and has been the national co-managing partner of the firm since 1997. Heenan Blaikie LLP serves as the Company's outside Canadian counsel.

    Qualifications: Mr. Bacal is considered a leading expert in taxation issues related to the Canadian and international entertainment industry. Mr. Bacal has been recognized as one of the country's best entertainment lawyers in the Guide to the Leading 500 Lawyers in Canada published by Lexpert/American Lawyer, the Guide to the Top 100 Industry Specialists in Canada, Lexpert/Thomson Canada, and was selected by his peers to be included in the 2011 and 2012 edition of The Best Lawyers in Canada (Woodward/White) in the area of entertainment law. Mr. Bacal has also been awarded Martindale-Hubbell's highest rating ("AV") for his skills and sense of ethics. This experience, coupled with his representation of the entertainment industry before the Finance Committee of the House of Commons, positions Mr. Bacal as an invaluable advisor in the Company's deliberations.

    Residence: Toronto, Ontario, Canada

  Michael Burns

    Age: 53

    Director Since: August 1999

    Position with the Company: Mr. Burns has been our Vice Chairman since March 2000.

    Business Experience: Mr. Burns served as Managing Director and Head of the Office at Prudential Securities Inc.'s Los Angeles Investment Banking Office from 1991 to March 2000.

    Other Directorships: Mr. Burns is the Chairman and a co-founder of Novica.com, a private company, a director of Next Point, Inc., a private company of which the Company owns a 42.6% interest ("Break.com"), a director of TV Guide Entertainment Group, LLC, a private company of which the Company owns a 51% interest, and a member of the Board of Visitors of the John E. Anderson Graduate School of Management at the University of California at Los Angeles.

    Qualifications: Since 1999, Mr. Burns joined Mr. Feltheimer in building the Company into a leading global entertainment company with annual revenue of approximately $1.6 billion in fiscal 2012. Through an accomplished career specialized in raising equity within the media and entertainment industry, Mr. Burns brings important business and financial expertise to the

    Board in its deliberations on complex transactions and other financial matters. Additionally, Mr. Burns' extensive knowledge of and history with the Company, his financial and investment banking expertise, his in-depth understanding of our industry, his connections in the business community and relationships with our shareholders, makes Mr. Burns an invaluable advisor to the Board.

    Residence: Santa Monica, California

  Arthur Evrensel

    Age: 54

    Director Since: September 2001

    Position with the Company: Mr. Evrensel is Chairman of the Compensation Committee of the Board.

    Business Experience: Mr. Evrensel has been a partner with the law firm of Heenan Blaikie LLP since 1992.

    Qualifications: Mr. Evrensel is a leading counsel in entertainment law relating to television and motion picture development, production, financing and distribution, as well as in the areas of new media and video game law. Mr. Evrensel is recognized as one of Canada's leading entertainment lawyers in the Guide to the Leading 500 Lawyers in Canada published by Lexpert/American Lawyer, the Euromoney Legal Media Group's Guide to the World's Leading Technology, Media & Telecommunications Lawyers, and in The Best Lawyers in Canada (Woodward/White). In 2012, he was named Vancouver Best Lawyer of the Year in Entertainment Law. Mr. Evrensel has also published numerous articles on international co-productions and bank financing in the filmed entertainment industry, has lectured at McGill University, University of British Columbia and the University of Victoria, and has chaired numerous seminars and conferences on the film and television industry in Canada, the United States, China and England. This expertise, along with his in-depth understanding of our industry and his network in the business and entertainment community provide meaningful leadership for the Board.

    Residence: North Vancouver, British Columbia, Canada

  Jon Feltheimer

    Age: 60

    Director Since: January 2000

    Position with the Company: Mr. Feltheimer has been our Chief Executive Officer since March 2000 and served as the Co-Chairman of the Board from June 2005 to February 2012.

    Business Experience: Mr. Feltheimer worked for Sony Pictures Entertainment from 1991 to 1999, serving as Founder and President of TriStar Television from 1991 to 1993, as President of Columbia TriStar Television from 1993 to 1995, and, from 1995 to 1999, as President of Columbia TriStar Television Group and Executive Vice President of Sony Pictures Entertainment.

    Other Directorships: Mr. Feltheimer is a director of Horror Entertainment, LLC, a private company of which the Company owns a 34.5% interest ("FEARnet"), and a director of TV Guide Entertainment Group, LLC.

    Qualifications: Since 2000 and during Mr. Feltheimer's tenure, the Company has grown into a leading global entertainment company through a combination of organic growth and accretive strategic acquisitions. As our Chief Executive Officer, Mr. Feltheimer provides a critical link to management's perspective in Board discussions regarding the businesses and strategic direction of the Company. With over 27 years of experience in the entertainment industry, Mr. Feltheimer brings an unparalleled level of strategic and operational experience to the

    Board, as well as an in-depth understanding of our industry and invaluable relationships in the business and entertainment community.

    Residence: Los Angeles, California

  Frank Giustra

    Age: 54

    Director Since: December 2010

    Position with the Company: Mr. Giustra founded Lionsgate in 1997 and was our Chairman from 1997 to 2003. Mr. Giustra is a member of the Compensation Committee of the Board.

    Business Experience: Since August 2007, Mr. Giustra has been the President and Chief Executive Officer of Fiore Financial Corporation ("Fiore"), a private boutique merchant banking firm focused on creating, financing, and launching investment opportunities in the natural resource sector. Fiore provides certain of its services exclusively to Endeavour Financial Corporation, of which Mr. Giustra was Chairman from January 2001 to August 2007.

    Other Directorships: Since July 2010, Mr. Giustra has been a member of the Board of Directors of Eacom Timber Corporation (ETR: TSXV). From July 2008 to March 2011, Mr. Giustra was a member of the Board of Directors of Gold Wheaton Gold Corp., a former public company then listed on the Toronto Stock Exchange; from February 2010 to September 2010, Mr. Giustra was a member of the Board of Directors of Crew Gold Corporation (CRU: TSX); from October 2009 to September 2010, a member of the Board of Directors of Etruscan Resources Inc., a former public company then listed on the Toronto Stock Exchange; from April 2007 to June 2008, a member of the Board of Directors of Peak Gold Ltd., a former public company then listed on the TSX Venture Exchange; and from October 2005 to February 2007, a member of the Board of Directors of UrAsia Energy Ltd., a former public company then listed on the TSX Venture Exchange. Mr. Giustra is also a member of the Board of Trustees of the William J. Clinton Foundation and International Crisis Group, a director of the Radcliffe Foundation, and sits on the Board of Streettohome Foundation. In June 2007, Mr. Giustra and Former President Bill Clinton launched the Clinton Giustra Sustainable Growth Initiative, which focuses on alleviating poverty in the developing world in partnership with the global mining community.

    Qualifications: Mr. Giustra's reputation and relationships with the investment community, which includes investment banks, commercial banks, and large institutional equity investors, and his prior experience in the entertainment industry as the founder of the Company, provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on the Board.

    Residence: Vancouver, British Columbia, Canada

  Morley Koffman, Q.C.

    Age: 82

    Director Since: November 1997

    Position with the Company: Mr. Koffman is Chairman of the Nominating and Corporate Governance Committee of the Board and a member of the Audit Committee of the Board.

    Business Experience: Mr. Koffman is a lawyer with the firm of Koffman Kalef LLP, where he has practiced since 1993.

    Other Directorships: From 1993 to 2007, Mr. Koffman was a director, a member of the Audit Committee and Chairman of the Corporate Governance Committee of Ainsworth Lumber Co. Ltd. (ANS: TSX).

    Qualifications: Mr. Koffman has considerable strength and experience as a corporate and commercial lawyer for the past 50 years. He has also been a director and member of audit committees and corporate governance committees of several public companies over his years of practice. Mr. Koffman's legal background and knowledge of British Columbia law and long-time service on the Audit Committee of the Board and the Nominating and Corporate Governance Committee of the Board provide the Board with the perspective of an experienced lawyer who has evaluated operational and business issues similar to those facing the Company.

    Residence: Vancouver, British Columbia, Canada

  Harald Ludwig

    Age: 57

    Director Since: November 1997 to December 2004, reappointed in June 2005.

    Position with the Company: Mr. Ludwig is a member of the Strategic Advisory Committee of the Board.

    Business Experience: Since 1985, Mr. Ludwig has served as President and Chief Executive Officer of Macluan Capital Corporation, a private equity firm.

    Other Directorships: Mr. Ludwig is a director, a member of the Governance and Nominating Committee and Chairman of the Compensation Committee of West Fraser Timber Co. Limited (WFT: TSX); a director, Chairman of the Corporate Governance and Nominating Committee, and member of the Audit and Compensation Committees of Canadian Overseas Petroleum Limited (formerly Velo Energy, Inc.) (XOP: TSXV); and a director, member of the Audit and Disclosure Committee and Chairman of the Compensation and Corporate Governance Committee of West African Iron Ore Corp. (WAI: TSXV). From 2007 to 2009, Mr. Ludwig was a director of Third Wave Acquisition Corp., a company formerly listed on the American Stock Exchange, and from 2010 to 2012, a director of Prima Columbia Hardwood Inc. (PCT: TSXV).

    Qualifications: With over 30 years of business and investment experience, and as a founding partner or private equity investor in a number of North American and international private equity firms, hedge funds, mezzanine lenders, growth capital providers, distressed investment firms and real estate investment vehicles, Mr. Ludwig provides unique insight and valuable advice on business practices. Moreover, Mr. Ludwig's practical business experience, financial and business acumen and his connections in the business community provide the Board with critical perspective on the business issues the Company faces and make him uniquely qualified to serve on the Board.

    Residence: West Vancouver, British Columbia, Canada

  G. Scott Paterson

    Age: 48

    Director Since: November 1997

    Position with the Company: Mr. Paterson is Chairman of the Audit Committee of the Board and a member of the Strategic Advisory Committee of the Board.

    Business Experience: Mr. Paterson is Vice Chairman of NeuLion Inc. (NLN: TSX). In October 2008, NeuLion merged with JumpTV Inc., a company where Mr. Paterson had been Chairman since January 2002. From October 1998 to December 2001, Mr. Paterson served as Chairman and Chief Executive Officer of Yorkton Securities, Inc. Mr. Paterson is also the former Chairman of the Canadian Venture Stock Exchange and a former Vice Chairman of the Toronto Stock Exchange. In 2009, Mr. Paterson obtained the Institute of Corporate Directors designation by graduating from the Rotman Institute of Corporate Directors at the University of Toronto.

    Other Directorships: Mr. Paterson is Chairman of the Board of Directors and Chair of the Nominating & Governance Committee of Automated Benefits Corp. (AUT: TSX); the

    Co-Chairman of the Board of Directors of Gale Force Petroleum, Inc. (GFP: TSXV); and the Chairman of Apogee Silver Ltd. (APE: TSXV). From 2003 to 2007, Mr. Paterson was a member of the Board and Audit Committee of Rand A Technology Corp., a public company then listed on the Toronto Stock Exchange; from 1994 to 2002, a member of the Board of Leitch Technology Corp., a public company then listed on the Toronto Stock Exchange; and from 2006 to 2008, a member of the Board of Pioneering Technology Corp., a public company then listed on the Toronto Venture Exchange. In addition, Mr. Paterson is Chairman of the Merry Go Round Children's Foundation and a Governor of Ridley College.

    Qualifications: Mr. Paterson's investment banking background and experience with the Canadian securities industry, together with his management experience at entertainment-related companies provide the Board with significant operational and financial expertise with specific application to the entertainment industry. His varied service as a director and chairman of other public companies brings him a wide range of knowledge surrounding strategic transactions, board of director oversight, corporate responsibility, and Canadian securities regulations that is valuable to the Board when considering recommendations and decisions for the Company.

    Residence: Toronto, Ontario, Canada

  Mark H. Rachesky, M.D.

    Age: 53

    Director Since: September 2009

    Position with the Company: Dr. Rachesky is Chairman of the Board, a member of the Strategic Advisory Committee of the Board and a member of the Compensation Committee of the Board.

    Business Experience: Dr. Rachesky is the President and Founder of MHR Fund Management LLC ("MHR"), an investment firm that he founded in 1996. MHR manages approximately $5 billion and takes a highly differentiated, control-focused, private equity approach to investing in distressed and undervalued middle-market companies utilizing its proprietary sourcing. Dr. Rachesky holds an M.B.A. from the Stanford University School of Business, an M.D. from the Stanford University School of Medicine, and a B.A. from the University of Pennsylvania.

    Other Directorships: Dr. Rachesky is Chairman of the Board of Directors, member of the Executive Committee and Chairman of the Compensation Committee of Loral Space & Communications Inc. (LORL: NASDAQ), Chairman of the Board and member of the Compensation & Corporate Governance Committee of Telesat Canada, Chairman of the Board, Chairman of the Nominating and Corporate Governance Committee and member of the Compensation Committee of Leap Wireless International, Inc. (LEAP: NASDAQ), and a director and member of the Governance and Nominating Committee and the Compensation Committee of Emisphere Technologies, Inc. (EMIS: OTCBB). Additionally, since 2005, Dr. Rachesky has served as a member of the Board of Directors of NationsHealth, Inc., a company formerly listed on the OTCBB, and from 1999 to 2008, as a member of the Board of Directors of Neose Technologies, Inc.

    Qualifications: Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. In addition, as the President of MHR Fund Management LLC, with a demonstrated investment record in companies engaged in a wide range of businesses over the last 15 years, together with his experience as chairman and director of other public and private companies, Dr. Rachesky brings to the Board broad and insightful perspectives relating to economic, financial and business conditions affecting the Company and its strategic direction.

    Residence: New York, New York

  Daryl Simm

    Age: 51

    Director Since: September 2004

    Position with the Company: Mr. Simm is a member of the Nominating and Corporate Governance Committee of the Board.

    Business Experience: Since 1998, Mr. Simm has been Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. (OMC:NYSE), of which he is an officer.

    Qualifications: During his career, Mr. Simm has played a leading role in the decoupling of media services from ad agencies, resulting in the best media values and cost shares for clients. Under Mr. Simm's tenure at Omnicom, the company has been honored as the world's most creative media agency for a number of years by The Gunn Report for Media, which evaluates global media creativity. Additionally, Mr. Simm has received numerous industry awards over the years, including "Media Maven" by Advertising Age and the Media Executive of the Year and Media Innovator Awards. This knowledge and experience in leading a highly successful, entrepreneurial, creative-led agency provides meaningful leadership in these areas to the Board.

    Residence: Greenwich, Connecticut

  Hardwick Simmons

    Age: 72

    Director Since: June 2005

    Position with the Company: Mr. Simmons is Chairman of the Strategic Advisory Committee of the Board and a member of the Audit Committee of the Board.

    Business Experience: Mr. Simmons currently serves as the Chairman of Stonetex Oil Company and as a Director of Invivoscribe Technologies, Inc. From February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer at The NASDAQ Stock Market Inc. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated.

    Other Directorships: Mr. Simmons is currently the Lead Director and Chairman of the Audit Committee of Raymond James Financial (RJF: NYSE). Additionally, from 2007 to 2009, Mr. Simmons was a director of Geneva Acquisition Corp., a company listed on the American Stock Exchange.

    Qualifications: Mr. Simmons, through an accomplished career overseeing one of the largest equity securities trading markets in the world and other large complex financial institutions, brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. In addition, his broad business knowledge, connections in the business community, and valuable insight regarding investment banking and regulation is relevant to the Board's oversight of the Company's business.

    Residence: Marion, Massachusetts

  Phyllis Yaffe

    Age: 63

    Director Since: September 2009

    Position with the Company: Ms. Yaffe is a member of the Audit Committee of the Board and a member of the Nominating and Corporate Governance Committee of the Board.

    Business Experience: From June 2005 to December 2007, Ms. Yaffe was Chief Executive Officer and a member of the Board of Directors of Alliance Atlantis Communications, a

    media company for whom she has worked in several capacities since 1998. Alliance Atlantis Communications was acquired in 2007 by CanWest Global Communications.

    Other Directorships: Ms. Yaffe is Lead Director, the Chair of the Nominating and Governance Committee and a member of the Salary and Organization Committee of Torstar Corporation (TS.B: TSX), a director of Astral Media, Inc. (ACM: TSX), and the Chair of the Board of Cineplex Entertainment LP. Cineplex Inc. owns approximately 99.6% of Cineplex Entertainment LP (CGX: TSX). Ms. Yaffe is also Chair of the Board of Governors of Ryerson University, the Chair of Women Against Multiple Sclerosis (Canada) and a member of the Board of Directors of Blue Ant Media, an independent Canadian broadcasting and media company specializing in the operation of multi-platform broadcast and video-on-demand channels and content production.

    Qualifications: Ms. Yaffe has extensive experience in the entertainment industry. At Alliance Atlantis, Ms. Yaffe was responsible for overseeing worldwide operations, including all of its Canadian specialty television channels, its international television distribution business and the hit CSI franchise. In 1999, Ms. Yaffe was selected as the Canadian Women in Communications Woman of the Year, and received the Lifetime Achievement Award from Women in Film and Television in April 2000. In 2006, Ms. Yaffe was included in the Women's Executive Network's list of Canada's 100 Most Powerful Women and in November 2007, she was inducted into the Canadian Association of Broadcasters' Broadcast Hall of Fame. Ms. Yaffe brings to the Board new broadcast expertise as the Company continues its successful diversification into television production and broadcasting.

    Residence: Toronto, Ontario, Canada

Vote Required and Board Recommendation

        The affirmative vote of a majority of votes cast by holders of the common shares present at the Annual Meeting or represented by proxy is required for the election of each of the nominated directors. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the election of each of the nominated directors.

        UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR. THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

PROPOSAL 2

RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        At the request of the Audit Committee, Ernst & Young LLP will be nominated at the Annual Meeting for re-appointment as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2013 at a remuneration to be fixed by the Audit Committee. Ernst & Young LLP has been our independent registered public accounting firm since August 2001.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

Vote Required and Board of Directors Recommendation

        The affirmative vote of a majority of votes cast by holders of the common shares present at the Annual Meeting or represented by proxy is required for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm.

        UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2013, AT A REMUNERATION TO BE DETERMINED BY THE AUDIT COMMITTEE. THE BOARD RECOMMENDS THEIR RE-APPOINTMENT.

 PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        The Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers (as defined below) as disclosed pursuant to the SEC's executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

        In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board will request your advisory vote on the following resolution at the Annual Meeting:

    RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

        This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

        The Company's current policy is to provide shareholders with an opportunity to approve the compensation of the Named Executive Officers each year at the Annual Meeting of Shareholders. It is expected that the next such vote will occur at the 2013 Annual Meeting.

Vote Required

        Approval of this Proposal No. 3 requires the affirmative vote of the holders of a majority of the Company's common shares present at the Annual Meeting in person or by proxy and entitled to vote on this proposal. For purposes of this proposal, abstentions and broker non-votes will not be counted in determining the number of votes necessary for the advisory vote to approve executive compensation.

Recommendation of the Board

        THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 3.

 PROPOSAL 4

APPROVAL OF THE LIONS GATE ENTERTAINMENT CORP.
2012 PERFORMANCE INCENTIVE PLAN

General

        At the Annual Meeting, shareholders will be asked to approve the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (the "2012 Plan"), which was adopted, subject to shareholder approval, by the Board on July 16, 2012.

        The Company believes that incentives and share-based awards focus employees on the objective of creating shareholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2012 Plan are an important attraction, retention and motivation tool for participants in the plan.

        The Company currently maintains the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan, as amended (the "2004 Plan"). As of March 31, 2012, a total of 5,743,357 of the Company's common shares were then subject to outstanding awards granted under the 2004 Plan (excluding certain awards of share appreciation rights that may be settled in cash) and an additional 1,983,583 of the Company's common shares were then available for new award grants under the 2004 Plan.

        The Board approved the 2012 Plan based, in part, on a belief that the number of shares currently available under the 2004 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. If shareholders approve the 2012 Plan, no new awards will be granted under the 2004 Plan after the Annual Meeting, and up to 20,000,000 of the Company's common shares will initially be made available for award grants under the 2012 Plan. In addition, if shareholders approve the 2012 Plan, any of the Company's common shares subject to outstanding awards under the 2004 Plan that expire, are cancelled, or otherwise terminate at any time after March 31, 2012 will also be available for award grant purposes under the 2012 Plan.

        If shareholders do not approve the 2012 Plan, the Company will continue to have the authority to grant awards under the 2004 Plan. If shareholders approve the 2012 Plan, the termination of our grant authority under the 2004 Plan will not affect awards then outstanding under that plan.

Awards Outstanding Under Company Plans

        As of March 31, 2012:

  •
  a total of 8,381,668 of the Company's common shares were subject to outstanding options and share appreciation rights under all of the Company's equity compensation arrangements (including the 2004 Plan and certain arrangements entered into in connection with an acquisition in 2007, under which no further grants will be made). The weighted average exercise price of these outstanding options and share appreciation rights was $9.10, and the weighted average remaining term was 4.31 years. The Company's outstanding options and share appreciation rights do not include dividend equivalent rights and may not be transferred (subject to limited exceptions referred to below, such as transfers on death or, with the Company's approval, to a family member for tax or estate planning purposes); and

  •
  a total of 1,866,662 of the Company's common shares were subject to outstanding awards (other than options and share appreciation rights) under all of the Company's equity compensation arrangements.

        The following table presents information regarding the Company's burn rate for the past three complete fiscal years. For this purpose, the "burn rate" for any one particular fiscal year means the total number of common shares of the Company issuable upon exercise or payment, as the case may be, of the equity-based awards granted by the Company in that fiscal year divided by the Company's weighted average number of common shares issued and outstanding during that particular fiscal year. In calculating the burn rate, shares issuable upon exercise or payment, as the case may be, of equity-based awards other than options and share appreciation rights are counted as 2.0 shares for each share actually issuable in respect of the award. These awards (referred to as "full-value awards") include awards of restricted stock units and stock bonuses granted during the three most recently completed fiscal years. In addition, shares subject to performance-based restricted stock unit awards are included in this calculation only as to those units that vest and are paid in shares based on performance and are included for the fiscal year in which such vesting occurs (as opposed to counting all of the shares subject to these performance awards at the time of grant). As shown in the table, the Company's average burn rate calculated in this fashion for the three-year period was 4.73%.

	Fiscal Years Ended March 31,
	2010	2011	2012
Total options and share appreciation rights ("SARs") granted	1,310,000	1,000,000	3,000,000
Total full-value awards granted	2,125,892	2,844,682	1,385,923

Total dilution	3,435,892	3,844,682	4,385,923
Adjusted total dilution*	5,561,784	6,689,364	5,771,846
Weighted average basic common shares outstanding	117,510,000	131,176,000	132,226,000

3-Year Average
Burn Rate*	4.73%	5.10%	4.37%	4.73%

*
Calculated as follows:

Total options and SARs granted + (Total full-value awards granted × 2.0)
Weighted average basic common shares outstanding

    The full-value award multiplier of 2.0 is based on a June 1, 2012 three-year volatility rate of 36.40%.

 Summary Description of the 2012 Performance Incentive Plan

        The principal terms of the 2012 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2012 Plan, which appears as Exhibit A to this proxy statement.

        Purpose.    The purpose of the 2012 Plan is to promote the success of the Company and the interests of our shareholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and our shareholders.

        Administration.    The Board or one or more committees appointed by the Board will administer the 2012 Plan. The Board has delegated general administrative authority for the 2012 Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2012 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. (The appropriate acting body, be it the Board, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the "Administrator").

        The Administrator has broad authority under the 2012 Plan with respect to award grants including, without limitation, the authority:

  •
  to select participants and determine the type(s) of award(s) that they are to receive;

  •
  to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

  •
  to cancel, modify, or waive the Company's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

  •
  to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

  •
  subject to the other provisions of the 2012 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

  •
  to allow the purchase price of an award or the Company's common shares to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned of the Company's common shares or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

        No Repricing.    In no case (except due to an adjustment to reflect a stock split or other event referred to under "Adjustments" below, or any repricing that may be approved by shareholders) will the Administrator (1) amend an outstanding stock option or share appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or share appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or share appreciation right in exchange for an option or share appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

        Eligibility.    Persons eligible to receive awards under the 2012 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 600 officers and employees of the Company and its subsidiaries (including all of the Named Executive Officers), and each of the Company's ten non-employee directors, are considered eligible under the 2012 Plan.

        Authorized Shares; Limits on Awards.    The maximum number of the Company's common shares that may be issued or transferred pursuant to awards under the 2012 Plan equals: (1) 20,000,000 of the Company's common shares, less (2) the number of any of the Company's common shares subject to awards granted under the 2004 Plan after March 31, 2012 and on or before the date of the Annual Meeting, plus (3) the number of any of the Company's common shares subject to stock options and share appreciation rights granted under the 2004 Plan and outstanding as of March 31, 2012 which expire, or for any reason are cancelled or terminated, after that date without any shares being issued, plus (4) the number of any of the Company's common shares subject to restricted stock and restricted stock unit awards granted under the 2004 Plan that are outstanding and unvested as of March 31, 2012 which are forfeited, terminated, cancelled, or otherwise reacquired after that date without having become vested. For these purposes, shares subject to awards granted under the 2004 Plan that are "full-value awards" (as described below) will be taken into account based on the full-value award ratio described below. As noted above, no additional awards will be granted under the 2004 Plan if shareholders approve the 2012 Plan.

        Shares issued in respect of any "full-value award" granted under the 2012 Plan will be counted against the share limit described in the preceding paragraph as 2.0 shares for every one share actually issued in connection with the award. For example, if the Company granted 100 common shares under the 2012 Plan, 200 common shares would be charged against the share limit with respect to that award. For this purpose, a "full-value award" generally means any award granted under the plan other than a stock option or share appreciation right.

        The following other limits are also contained in the 2012 Plan:

  •
  The maximum number of the Company's common shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 20,000,000 shares.

  •
  The maximum number of the Company's common shares subject to those options and share appreciation rights that are granted during any calendar year to any individual under the plan is 2,000,000 shares.

  •
  "Performance-Based Awards" under Section 5.2 of the 2012 Plan granted to a participant in any one calendar year will not provide for payment of more than (1) in the case of awards payable only in cash and not related to shares, $10,000,000, and (2) in the case of awards related to shares (and in addition to options and share appreciation rights which are subject to the limit referred to above), 2,000,000 shares.

        Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2012 Plan will again be available for subsequent awards under the 2012 Plan (with any such shares subject to full-value awards increasing the plan's share limit based on the full-value award ratio described above). Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2012 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2012 Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will again be available for subsequent awards under the 2012 Plan (with any such shares subject to full-value awards increasing the plan's share limit based on the full-value award ratio described above). In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2012 Plan. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 100 shares (after adjustment for the full-value award share counting ratio described above) shall be counted against the share limits of the plan.) To the extent that shares are delivered pursuant to the exercise of a share appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a share appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) In addition, the 2012 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2012 Plan. The Company may not increase the applicable share limits of the 2012 Plan by repurchasing common shares on the market (by using cash received through the exercise of stock options or otherwise).

        Types of Awards.    The 2012 Plan authorizes stock options, share appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company's common shares or units of the Company's common shares, as well as cash bonus awards. The 2012 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

        A stock option is the right to purchase common shares of the Company at a future date at a specified price per share (the "exercise price"). The per share exercise price of an option generally may not be less than the fair market value of a common share on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under "Federal Income Tax Consequences of Awards Under the 2012 Plan" below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2012 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

        A share appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a common share on the date of exercise of the share appreciation right over the base price of the share appreciation right. The base price will be established by the Administrator at the time of grant of the share appreciation right and generally may not be less than the fair market value of a common share on the date of grant. Share appreciation rights may be granted in connection with other awards or independently. The maximum term of a share appreciation right is ten years from the date of grant.

        The per share exercise price of an option or the per share base price of a share appreciation right may, however, be less than the fair market value of a common share on the date of grant if the option or share appreciation right will be treated as a full-value award under the share-counting rules for the 2012 Plan described above.

        The other types of awards that may be granted under the 2012 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards.

        Performance-Based Awards.    The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code ("Performance-Based Awards"). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2012 Plan (including options and share appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

        The vesting or payment of Performance-Based Awards (other than options or share appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total shareholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

        Performance-Based Awards may be paid in shares or in cash (in either case, subject to the limits described under the heading Authorized Shares; Limits on Awards above). Before any Performance-Based Award (other than an option or share appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

        Dividend Equivalents; Deferrals.    The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2012 Plan (other than options or share appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding common shares of the Company, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2012 Plan that is subject to performance-based vesting requirements, no dividend equivalent payment will be made unless the related performance-based vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related performance-based vesting conditions are not satisfied).

        Assumption and Termination of Awards.    Generally, and subject to limited exceptions set forth in the 2012 Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, all awards then-outstanding under the 2012 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the Administrator provides for the assumption, substitution or other continuation of the award. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2012 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

        Transfer Restrictions.    Subject to certain exceptions contained in Section 5.7 of the 2012 Plan, awards under the 2012 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient's lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient's beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient's family members).

        Adjustments.    As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2012 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholders.

        No Limit on Other Authority.    Except as expressly provided with respect to the termination of the authority to grant new awards under the 2004 Plan if shareholders approve the 2012 Plan, the 2012 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company's common shares, under any other plan or authority.

        Termination of or Changes to the 2012 Plan.    The Board may amend or terminate the 2012 Plan at any time and in any manner. Shareholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, shareholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2012 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring shareholder approval.) Unless terminated earlier by the Board, the authority to grant new awards under the 2012 Plan will terminate on July 16, 2022. Outstanding awards, as well as the Administrator's authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

  Federal Income Tax Consequences of Awards under the 2012 Plan

        The U.S. federal income tax consequences of the 2012 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2012 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

        With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

        The current federal income tax consequences of other awards authorized under the 2012 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, share appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

        If an award is accelerated under the 2012 Plan in connection with a "change in control" (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration ("parachute payments") if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not "performance-based" within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the company in certain circumstances.

  Specific Benefits under the 2012 Performance Incentive Plan

        The Company has not approved any awards that are conditioned upon shareholder approval of the 2012 Plan. The Company is not currently considering any other specific award grants under the 2012 Plan, except for the restricted share units with a value of $50,000 to be granted annually on the date of the Company's Annual General Meeting of Shareholders to each of the non-employee directors, as described under the Director Compensation below. These annual grants are determined based on the closing price of the Company's common shares at the time of the grant. Assuming, for illustrative purposes only, that the price of the common shares used for the conversion of the $50,000 grant value into shares was $14.50 (the closing price of the common shares on the applicable grant date), the number of shares that would be allocated to the Company's ten non-employee directors as a group pursuant to the annual grant formula for ten years is approximately 344,828. This figure represents the aggregate number of shares that would be subject to the annual grants under the director equity grant program for calendar years 2012 through 2021 (the ten remaining years in the term of the plan if shareholders approve this proposal). This calculation assumes, among other future variables, that there are no new eligible directors, there continue to be ten eligible directors seated and there are no changes to the awards granted under the director equity grant program. If the 2012 Plan had been in existence in fiscal 2012, the Company expects that its award grants for fiscal 2012 would not have been substantially different from those actually made in that year under the 2004 Plan. For information regarding stock-based awards granted to the Named Executive Officers during fiscal 2012, see the material under the heading Executive Compensation below.

        The closing market price for a Common Share as of July 25, 2012 was $13.83 per share.

EQUITY COMPENSATION PLAN INFORMATION

        The Company currently maintains one equity compensation plan, the 2004 Plan. The 2004 Plan has been approved by the Company's shareholders. Shareholders are also being asked to approve a new equity compensation plan, the 2012 Plan, as described above. In addition, as described below, the Company granted certain equity-based awards that were not under a shareholder-approved plan in connection with the Company's acquisition of Mandate Pictures LLC in 2007.

        The following table sets forth, for each of the Company's equity compensation plans, the number of the Company's common shares subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of March 31, 2012.

Plan category	Number of Common Shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of Common Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by shareholders	5,743,357	(1)	$10.29	(2)	1,983,583	(3)
Equity compensation plans not approved by shareholders(4)	250,000		$9.22		—
Total	5,993,357		$10.20		1,983,583

(1)
Of these shares, 2,906,668 shares were subject to options then outstanding under the 2004 Plan. In addition, this number includes 2,836,689 shares that were subject to outstanding stock unit awards granted under the 2004 Plan, 970,027 of which represent units subject to satisfaction of certain performance requirements. This number does not include awards of share appreciation rights that were outstanding on March 31, 2012. These share appreciation rights awards covered 5,225,000 shares and had a weighted-average exercise price of $8.44 and a weighted-average remaining term of 3.83 years.

(2)
This weighted-average exercise price does not reflect the shares that will be issued upon the payment of outstanding restricted share units and the awards of share appreciation rights referred to in note (1) above.

(3)
Of the aggregate number of shares that remained available for future issuance, all of the shares were available under the 2004 Plan. No new awards will be granted under the 2004 Plan.

(4)
This row reflects information with respect to awards that were not granted pursuant to shareholder-approved plans. On September 10, 2007, pursuant to the acquisition of Mandate Pictures LLC, Joseph Drake entered into an employment agreement with Lions Gate Films, Inc., the Company's wholly-owned subsidiary, to serve as its Co-Chief Operating Officer and President of the Motion Picture Group, and Nathan Kahane entered into an employment agreement with Lions Gate Films, Inc. to serve as the President of Mandate Pictures LLC (together, the "Drake and Kahane Employment Agreements"). Pursuant to the terms of his employment agreement, Mr. Drake was granted 525,000 restricted share units (payable upon vesting in an equal number of the Company's common shares) all of which have vested, and options to purchase 500,000 of the Company's common shares, all of which have vested. Pursuant to the terms of his employment agreement, Mr. Kahane was granted 25,000 restricted share units (payable upon vesting in an equal number of the Company's common shares) all of which have vested, and options to purchase 100,000 of the Company's common shares, all of which have vested. The per share exercise price of each option is the closing price of the Company's common shares on September 10, 2007, the date of grant of the options.

  Vote Required for Approval of the 2012 Performance Incentive Plan

        The Board believes that the approval of the 2012 Plan will promote the interests of the Company and its shareholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

        All members of the Board and all of the Company's executive officers are eligible for awards under the 2012 Plan and thus have a personal interest in the approval of the 2012 Plan.

        Approval of the 2012 Plan requires the affirmative vote of a majority of the Company's common shares present, or represented, and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be counted in determining the number of shares necessary for approval of any item and will have no effect on the outcome of any proposal. Note that if your shares are held by a broker or nominee, such broker or nominee may exercise his or her discretion to vote your shares unless you provide instructions to him or her regarding how you would like your shares to be voted.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE 2012 PERFORMANCE INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN EXHIBIT A HERETO.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Leadership Structure

        The Board is comprised of the following members:

  •
  an independent, non-executive Chairman;
  •
  an executive Chief Executive Officer;
  •
  an executive Vice Chairman; and
  •
  nine other independent directors (see Director Independence below).

        Mr. Feltheimer is the Chief Executive Officer of the Company, and together with Mr. Burns, the Company's Vice Chairman, have led the Company's development over the past 12 years. The Board believes it is appropriate for Messrs. Feltheimer and Burns to be on the Board in an executive capacity, as they are responsible for the day-to-day supervision, management and control of the business and affairs of the Company, develops its strategic direction, and serve as a bridge between management and the Board to support the alignment of the goals of both.

        Effective February 2, 2012, Mr. Feltheimer resigned as Co-Chairman of the Board. Dr. Rachesky is currently the Chairman of the Board and the lead independent director of the Board. Dr. Rachesky provides leadership as a non-executive Chairman and helps ensure independent oversight of the Company. Dr. Rachesky also presides over the regularly scheduled executive sessions of the non-management directors. In furtherance of the independent oversight of management, the non-management directors routinely meet and hold discussions without management present.

        In keeping with good corporate governance practices, we maintain a majority of independent directors. The Board currently has ten independent members. A number of our independent Board members are currently serving or have served as directors or as members of senior management of other public companies. All of the committees of the Board are comprised solely of independent directors, each with a different independent director serving as chairperson of the committee. We believe that the number of independent experienced directors that make up the Board, along with the independent oversight of the Board by the non-executive Chairman, benefits the Company and our shareholders.

        The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board in its discretion may elect a Chairman from among its members. The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of the Company at this time.

Board Role in Risk Oversight

        The Company's management is responsible for communicating material risks to the Board and its committees, who provide oversight over the risk management practices implemented by management. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee to the full Board. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee. The Board and committee reviews occur principally through the receipt of reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management.

        Full Board.    At its regularly scheduled meetings, the Board generally receives reports from management which include information relating to specific risks faced by the Company. As appropriate, the Company's Chief Executive Officer or other members of senior management provide strategic and operational reports, which include risks relating to the Company's core theatrical film, home entertainment and television business, as well as the Company's joint venture and channels businesses. The Company's Vice Chairman reports on the Company's various investments, including analysis of prospective capital sources and uses. The Company's Chief Financial Officer reports on credit and liquidity risks, the integrity of internal controls over financial reporting and on internal audit activities. The Company's General Counsel reports on legal risks and reviews material litigation with the Board. Additionally, at each regularly scheduled Board meeting, the full Board may receive reports from individual committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time to time, such as cyclical or other risks that are not covered in the regular reports given to the Board and described above. Outside of formal meetings, Board members also have regular access to senior executives, including the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel and other division heads. The committee and management reports and real-time management access collectively provide the Board with integrated insight on the Company's management of its risks.

        Committees.    The Board also carries out its oversight responsibility through the delegation to its committees of responsibilities related to the oversight of certain risks, as follows:

  •
  The Audit Committee, as part of its internal audit and independent auditor oversight, is responsible for reviewing the Company's risk assessment and risk management and discusses risks as they relate to its review of the Company's financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements, performance of the internal audit function, and review of related party transactions, among other responsibilities set forth in the Audit Committee's charter.

  •
  The Compensation Committee monitors risks related to the Company's compensation practices, including practices related to equity programs, other executive or Company wide incentive programs.

  •
  The Nominating and Corporate Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to the Company's corporate governance processes, independence of the Board and director and management succession and transition.

Role of the Board

        The Board reviews and regularly monitors the effectiveness of the Company's fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives, and seeks to enhance shareholder value over the long term. The key practices and procedures of the Board are outlined in our Corporate Governance Guidelines available on the Investors/Corporate Governance section of our website at www.lionsgate.com.

        The Board held a total of ten meetings in fiscal 2012 (including regularly scheduled and special meetings of the Board, which were held in person or via teleconference) and took action via unanimous written consent two times. Each director attended at least 75% of the aggregate number of meetings of the Board and, meetings of committees on which he or she served in fiscal 2012. All directors are invited, but not required, to attend the Annual Meeting. All of our then current directors attended our 2011 Annual General Meeting of Shareholders in person.

 Board Committees and Responsibilities

        The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Advisory Committee. The table below provides current membership information for our standing committees, as well as meeting information for such committees.

  Audit Committee

Number of Members	4
Current Members	G. Scott Paterson, Chairman Morley Koffman Hardwick Simmons Phyllis Yaffe
Meetings held in fiscal 2012	5

        Messrs. Paterson (Chairman), Koffman, Simmons and Ms. Yaffe are the current members of the Audit Committee. The Audit Committee held five meetings during fiscal 2012 (in person or via teleconference). The Audit Committee is governed by a written charter adopted by the Board, which is available in the Investors/Corporate Governance section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

        Pursuant to its charter, the duties and responsibilities of the Audit Committee include, among other things, the following:

  •
  overseeing the integrity of the Company's financial statements;

  •
  overseeing the Company's compliance with legal and regulatory requirements;
  •
  overseeing the independent auditor's qualifications and independence;
  •
  overseeing the performance of the Company's internal audit function and independent auditor; and
  •
  preparing the reports required by applicable SEC and Canadian securities commissions' disclosure rules.

        The Board has determined that each member of the Audit Committee qualifies as an "independent" director under the New York Stock Exchange (the "NYSE") listing standards and the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1) under the Exchange Act and that each member of the Audit Committee is "independent" and "financially literate" as prescribed by Canadian securities laws, regulations, policies and instruments. Additionally, the Board has determined that Mr. Paterson is an "audit committee financial expert" under applicable SEC rules and has "accounting or related financial management expertise" under the NYSE listing standards.

  Compensation Committee

Number of Members	3
Current Members	Arthur Evrensel, Chairman Frank Giustra Mark H. Rachesky, M.D.
Meetings held in fiscal 2012	9

        Messrs. Evrensel (Chairman), Giustra and Rachesky are the current members of the Compensation Committee. The Compensation Committee held nine meetings during fiscal 2012 (in person or via teleconference). The Compensation Committee is governed by a written charter adopted by the Board, which is available in the Investors/Corporate Governance section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

        Pursuant to its charter, the duties and responsibilities of the Compensation Committee include, among other things, the following:

  •
  reviewing, evaluating and making recommendations to the Board with respect to management's proposals regarding the Company's overall compensation policies and practices and oversee the development and implementation of such policies and practices;
  •
  evaluating the performance of and reviewing and approving the level of compensation for our Chief Executive Officer and Vice Chairman;
  •
  in consultation with our Chief Executive Officer, considering and approving the selection, retention and compensation arrangements for other executive officers and employees of the Company with compensation arrangements that meet the requirements for Compensation Committee review, and establish, review and approve compensation plans in which such executive officers and employees are eligible to participate;
  •
  reviewing and recommending for adoption by the Board incentive compensation plans and equity compensation plans and administering such plans and approving award grants thereunder to eligible persons; and
  •
  reviewing and recommending to the Board compensation for the Board and committee members.

        The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, but no subcommittee will have final decision-making authority on behalf of the Board unless so authorized. The Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers, do not have any role in determining the form or amount of compensation paid to the Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer and Chief Operating Officers make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers. Pursuant to its charter, the Compensation Committee is also authorized to retain independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. See Item 11, Executive Compensation for additional discussion of the Compensation Committee's role and responsibilities.

        The Board has determined that each member of the Compensation Committee qualifies as an "independent" director under the NYSE listing standards.

  Nominating and Corporate Governance Committee

Number of Members	3
Current Members	Morley Koffman, Chairman Daryl Simm Phyllis Yaffe
Meetings held in fiscal 2012	7

        Messrs. Koffman (Chairman), Simm and Ms. Yaffe are the current members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held seven meetings during fiscal 2012 (in person or via teleconference). The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board which is available in the Investors/Corporate Governance section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

        Pursuant to its charter, the duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things, the following:

  •
  identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board, including those recommended by our shareholders;
  •
  considering and recommending to the Board the director nominees for each annual meeting of shareholders, the Board committees and the Chairpersons thereof;
  •
  developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; and
  •
  overseeing the evaluation of the Board and management.

        The Board nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election. In considering candidates for the Board, the Nominating and Corporate Governance Committee reviews the entirety of each candidate's credentials. In particular, the committee's assessment of potential candidates for election includes, but is not limited to, consideration of: (i) relevant knowledge and diversity of background and experience; (ii) understanding of the Company's business; (iii) roles and contributions valuable to the business community; (iv) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (v) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings; (vi) compatibility with our Chief Executive Officer, senior management and the culture of the Board; and (vii) other factors deemed relevant. With regard to diversity, the Company is committed to considering candidates for the Board regardless of gender, ethnicity and national origin.

        The Nominating and Corporate Governance Committee assesses the Board's current and anticipated strengths and needs based upon the Board's then-current profile and the Company's current and future needs, and screens the slate of candidates to identify the individuals who best fit the criteria listed above. During the selection process, the Nominating and Corporate Governance Committee seeks inclusion and diversity within the Board. Although we do not currently have a policy with regard to the consideration of diversity in identifying candidates for election to the board, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board, and takes diversity considerations into account when identifying candidates. The Nominating and Corporate Governance Committee utilizes a broad concept of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin. These factors, and others considered useful by the Nominating and Corporate Governance Committee, will be reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Prior to the nomination of a new director, the Nominating and Corporate Governance Committee follows prudent practices, such as interviews of the potential nominee conducted by members of the Board and senior management.

        For instructions on how shareholders may submit recommendations for director nominees to the Nominating and Corporate Governance Committee, see Shareholder Communications below.

        The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as an "independent" director under the NYSE listing standards.

  Strategic Advisory Committee

Number of Members	4
Current Members	Hardwick Simmons, Chairman Harald Ludwig G. Scott Paterson Mark H. Rachesky, M.D.
Meetings held in fiscal 2012	5

        Messrs. Simmons (Chairman), Ludwig, Paterson and Rachesky are the current members of the Strategic Advisory Committee. The Strategic Advisory Committee held five meetings during fiscal 2012 (in person or via teleconference). The Strategic Advisory Committee is responsible for reviewing the Company's strategic plan, meeting with management on a periodic basis to review operations against the plan, as well as overseeing preliminary negotiations regarding strategic transactions and, when applicable, acting as a pricing and approval committee on certain transactions.

        Each member of the Strategic Advisory Committee qualifies as an "independent" director under the NYSE listing standards.

Shareholder Communications

        The Board recognizes the importance of providing our shareholders and interested parties with a means of direct communication with the members of the Board. Shareholders and interested parties who would like to communicate with the Chairman of the Board or our non-employee directors as a group may do so by writing to the Board or our non-employee directors as a group, care of our Corporate Secretary, at either of our principal executive offices. The complete text of our Policy on Shareholder Communications is available in the Investors/Corporate Governance section on our website at www.lionsgate.com. Our Corporate Secretary will log in all shareholder and interested party correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for board of director review will be handled by our Corporate Secretary. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of the Chairman of the Audit Committee.

        Shareholder recommendations for director nominees are welcome and should be sent to our General Counsel at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, who will forward such recommendations to the Chairman of the Nominating and Corporate Governance Committee. At the time a shareholder makes a recommendation the shareholder must provide:

  •
  the name and address of the shareholder who makes the recommendation and of the candidate(s);
  •
  all information about the candidate(s) that we would be required to disclose in a proxy statement in accordance with the Exchange Act;
  •
  certification of whether the candidate meets the requirements to be
  •
  independent under the NYSE listing standards and as prescribed by Canadian securities laws,
  •
  unrelated under the BC Act,
  •
  a non-management director under Rule 16b-3 of the Exchange Act, and
  •
  an outside director under §162(m) of the Internal Revenue Code;
  •
  proof of the candidate's consent to serve on the Board if nominated and elected;
  •
  proof of the candidate's agreement to complete, upon request, any questionnaire(s) customary for the Company's directors; and
  •
  if a shareholder recommending a candidate is not a record holder the shareholder must provide evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2).

        The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by other sources, including evaluating the candidate against any standards and qualifications set out in the committee's guidelines and criteria approved by the Board from time to time.

        Our policy on shareholder and interested party communications may be amended at any time with the consent of the Nominating and Corporate Governance Committee.

 Codes of Conduct and Ethics

        We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of these codes is available in the Investors/Corporate Governance section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. We will disclose on our website waivers of, or amendments to, either code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions.

Director Independence

        It is the policy of the Board that a majority of directors be "independent" of the Company and of the Company's management. For a director to be deemed "independent," the Board will affirmatively determine that the director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In making this determination, the Board will apply, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations, the following standards, which are available in the Investors/Corporate Governance section on our website at www.lionsgate.com and which may be amended or supplemented, from time to time:

  •
  A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer of the Company will not be deemed independent. Employment as an interim Chairman or Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following that employment.

  •
  A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer, and compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company will not be considered in determining independence under this test.

  •
  (A) A director who is a current partner or employee of a firm that is the Company's internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company's audit; or (D) a director who was, or whose immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time will not be deemed independent.

  •
  A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the time serves or served on that company's compensation committee will not be deemed independent.

  •
  A director who is a current employee, or whose immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity's consolidated gross revenues, will not be deemed independent. In applying this test, both the payments and the consolidated gross revenues shall be those reported in the last completed fiscal year.

        Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in May 2012. During the annual review, the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported under the heading Certain Relationships and Related Transactions below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company's senior management or their affiliates. As provided in our Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is "independent." The Nominating and Corporate Governance Committee, with assistance from counsel, regularly reviews our Corporate Governance Guidelines to ensure their compliance with Canadian law and SEC and NYSE regulations. The full text of our Corporate Governance Guidelines is available on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

        As a result of this review, the Board affirmatively determined that each of Messrs. Bacal, Evrensel, Giustra, Koffman, Ludwig, Paterson, Simm, Simmons, Dr. Rachesky and Ms. Yaffe are "independent" under our Standards for Director Independence, Canadian standards, SEC rules and regulations and the NYSE listing standards. Each of these directors meets the independence requirements adopted by the Board as set forth above and has no other material relationships with the Company that the Board, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director's responsibilities.

        In making its determination that Messrs. Bacal and Evrensel are "independent" directors, the Board noted that Heenan Blaikie LLP, of which Messrs. Bacal and Evrensel are partners, is the Company's outside Canadian corporate counsel. Given that neither Mr. Bacal nor Mr. Evrensel directly represented the Company in any legal matters in fiscal 2012 and the Company's payments to Heenan Blaikie LLP for services rendered in fiscal 2012 represented less than 2% of such firm's total consolidated gross revenues for its last fiscal year, the Board concluded that this relationship does not affect their status as "independent" directors.

Director Compensation

        The Compensation Committee reviews and makes recommendations to the Board with respect to compensation of the Board and committee members. In April 2012, the Compensation Committee engaged Pearl Meyer & Partners ("PM&P"), an independent third party consultant, to review the compensation provided to members of the Board who are not employees of the Company (the "Non-Employee Directors"). In conducting its assessment, PM&P reviewed the following: (i) the components of the Company's then-current Non-Employee Director compensation program (which is described in detail below); (ii) the Company's non-executive chairman compensation relative to the Company's Non-Employee Director compensation; (iii) the general structure of the Board (including past and projected time commitments for service on the Board); and (iv) Non-Employee Director compensation among two comparator groups consisting of (a) a group of general industry companies with revenues ranging from $750 million to $3 billion and (b) a select group of seven companies within the broader media and leisure product industries (consisting of DreamWorks Animation SKG, Inc., Electronic Arts, Inc., John Wiley & Sons, Inc., Madison Square Garden Co., Netflix, Inc., Scholastic Corp. and Sirius XM Radio, Inc.). PM&P's assessment found the Company's then-current non-employee director compensation levels to be in the bottom quartile of the comparators.

        Based on PM&P's assessment and as recommended and approved by the Compensation Committee and the Board at meetings held in May 2012, effective May 24, 2012, the Non-Employee Directors are entitled to receive an annual retainer of $50,000, an equivalent of $50,000 in the form of restricted share units to be granted annually on the date of the Company's Annual General Meeting of Shareholders and a fee of $1,400 for each meeting of a committee on which a Non-Employee Director is a member and attends, in person via teleconference or via videoconference. The restricted share units vest in annual installments over three years following the date of grant and are paid upon vesting in an equivalent number of the Company's common shares. Additionally, the non-employee Chairman of the Board is entitled to receive an additional annual retainer of $52,000, the Chairman of the Audit Committee is entitled to receive an additional annual retainer of $15,000, and the Chairman of the Compensation Committee, the Chairman of the Nominating and Corporate Governance Committee, and the Chairman of the Strategic Advisory Committee are each entitled to receive an additional annual retainer of $10,000. Resulting fiscal year 2013 compensation levels are projected to be at the 30th percentile of the comparator companies noted above.

        The retainers and fees for the Non-Employee Directors are paid, at the director's election, either 50% in cash and 50% in the form of the Company's common shares or 100% in the form of the Company's common shares. Retainers are paid in two installments each year, with the number of the Company's common shares to be delivered in payment of any retainer to be determined by dividing the dollar amount of the retainer to be paid in the form of the Company's common shares by the average closing price of the Company's common shares for the previous five business days prior to payment.

        The Company requires that Non-Employee Directors maintain an ownership position in the Company of at least $150,000 of the Company's common shares; provided, however, that new directors shall have three years from their initial election to the Board to reach this ownership threshold. Pursuant to the Company's policies, directors are also reimbursed for reasonable expenses incurred in the performance of their duties.

        Prior to May 24, 2012, the cash compensation provided to the Non-Employee Directors was the same as described above, except that the annual retainer was $40,000. As under the current program, Non-Employee Directors could elect payment of retainers and fees either 50% in cash and the Company's common shares or 100% in common shares. Non-Employee Directors were also granted 12,500 restricted share units upon first being elected or appointed to the Board and an additional 12,500 restricted share units after five years of service on the Board. The restricted share units vested in annual installments over three years following the date of grant and are paid upon vesting in an equivalent number of our common shares.

        The following table presents information regarding compensation paid to each of our Non-Employee Directors for services rendered during fiscal 2012. Compensation paid to Messrs. Feltheimer and Burns, each of whom is also employed by us, is presented in the Summary Compensation table and the related explanatory tables.

 DIRECTOR COMPENSATION—FISCAL 2012

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2)(3) (c)	Option Awards ($)(2)(3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Norman Bacal	$54,000	$—	$—	$—	$—	$—	$54,000
Arthur Evrensel	$78,000	$—	$—	$—	$—	$—	$78,000
Frank Giustra	$62,500	$—	$—	$—	$—	$—	$62,500
Morley Koffman	$82,200	$—	$—	$—	$—	$—	$82,200
Harald Ludwig	$84,507	$—	$—	$—	$—	$—	$84,507
G. Scott Paterson	$83,000	$—	$—	$—	$—	$—	$83,000
Mark H. Rachesky, M.D.	$107,098	$—	$—	$—	$—	$—	$107,098
Daryl Simm	$65,200	$—	$—	$—	$—	$—	$65,200
Hardwick Simmons	$67,400	$—	$—	$—	$—	$—	$67,400
Phyllis Yaffe	$70,800	$—	$—	$—	$—	$—	$70,800

(1)
The amounts reported in column (b) represent director annual retainer, chairman fees and meeting fees earned during fiscal 2012, paid, at the director's election, either 50% in cash and 50% in the form of our common shares, or 100% in the form of our common shares. The value of the common shares is calculated using the average closing price of our common shares for the last five business days prior to payment. Payments of common shares are made twice a year in April and October of each year. During fiscal 2012, our Non-Employee Directors who elected to receive 50% of their retainers and fees in the form of common shares received the following number of shares: Mr. Evrensel, 4,333 shares, Mr. Koffman, 4,587 shares, Mr. Ludwig, 4,159 shares, Mr. Simm, 3,693 shares, Mr. Simmons, 3,450 shares and Ms. Yaffe, 3,942 shares. During fiscal 2012, our Non-Employee Directors who elected to receive 100% of their retainers and fees in the form of common shares received the following number of shares: Mr. Bacal, 4,548 shares, Mr. Giustra, 5,459 shares, Mr. Paterson, 6,746 shares and Dr. Rachesky, 10,712 shares.

(2)
Other than the shares awarded as described in note (1) above, no equity awards were granted to any of the Non-Employee Directors during fiscal 2012.

(3)
The following table presents the number of unvested stock awards held by each of our Non-Employee Directors as of March 31, 2012. No Non-Employee Directors held any outstanding option awards as of that date.

Director	Number of Unvested Shares of Restricted Share Units as of 3/31/12
Norman Bacal	4,167
Arthur Evrensel	—
Frank Giustra	8,333
Morley Koffman	—
Harald Ludwig	—
G. Scott Paterson	—
Mark H. Rachesky, M.D.	4,167
Daryl Simm	4,167
Hardwick Simmons	8,333
Phyllis Yaffe	4,167

MANAGEMENT

Biographical Information

        The following is a list of our executive officers followed by their biographical information (other than for Messrs. Feltheimer and Burns, whose biographical information appears above). Ages are as of July 25, 2012.

Name	Age	Position
Jon Feltheimer	60	Chief Executive Officer and Director
Michael Burns	53	Vice Chairman and Director
Steven Beeks	55	Co-Chief Operating Officer and President, Motion Picture Group
James Keegan	54	Chief Financial Officer and Chief Administrative Officer
Wayne Levin	49	General Counsel and Executive Vice President, Corporate Operations

        Steven Beeks.    Mr. Beeks has been our President, Motion Picture Group, since March 2012, our Chief Operating Officer since April 2007, our Co-Chief Operating Officer since September 2007, and the President of Lions Gate Entertainment Inc., our wholly owned subsidiary, since December 2003. From July 2006 to March 2012, Mr. Beeks served as our President, and from January 1998 to December 2003, as the President of Artisan Home Entertainment Inc., our wholly owned subsidiary. Mr. Beeks' place of residence is Santa Monica, California.

        James Keegan.    Mr. Keegan has been our Chief Financial Officer since September 2002 and our Chief Administrative Officer since April 2002. From September 1998 to April 2002, Mr. Keegan was the Chief Financial Officer of Artisan Entertainment Inc., our wholly owned subsidiary. From April 1989 to March 1990, Mr. Keegan was Controller of Trimark Holdings, Inc. and from March 1990 to August 1998, he was the Chief Financial Officer of Trimark Holdings, Inc. Mr. Keegan's place of residence is Ventura, California.

        Wayne Levin.    Mr. Levin has been our Executive Vice President, Corporate Operations since February 2004 and our General Counsel since November 2000. Previously, Mr. Levin served as our Executive Vice President, Legal and Business Affairs since November 2000. Mr. Levin worked for Trimark Holdings, Inc. from September 1996 to November 2000, first as Director of Legal and Business Affairs from 1996 to 1998, and then as General Counsel and Vice President from 1998 to 2000. Mr. Levin's place of residence is Tarzana, California.

Appointment of Executive Officers

        Our officers are appointed and serve at the discretion of the Board. The employment agreements for the Named Executive Officers (as defined under Executive Compensation below) are described in Executive Compensation Information—Description of Employment Agreements—Salary and Bonus Amounts below.

 COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis ("CD&A") is designed to provide stockholders with an understanding of the Company's executive compensation philosophy and objectives as well as the analysis that the Compensation Committee performs in setting executive compensation. In doing so, it describes the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive officer or our principal financial officer during fiscal 2012, and our four other most highly compensated executive officers (the "Named Executive Officers"). During fiscal 2012, the Named Executive Officers were:

  •
  Jon Feltheimer, our Chief Executive Officer and Director;
  •
  Michael Burns, our Vice Chairman and Director;
  •
  Steven Beeks, our Co-Chief Operating Officer and President, Motion Picture Group;
  •
  Joseph Drake, our former Co-Chief Operating Officer and President, Motion Picture Group;
  •
  James Keegan, our Chief Financial Officer and Chief Administrative Officer; and
  •
  Wayne Levin, our General Counsel and Executive Vice President, Corporate Operations.

Key Features of Our Executive Compensation Program

        The Compensation Committee believes that the executive compensation program includes key features that align the interests of the Named Executive Officers and the Company's long-term strategic direction with the interests of our shareholders. Our program's key features include:

  •
  Align pay with short-term and long-term performance:
  •
  Executives' pay reflects performance achieved in financial and operational results (through the discretionary annual cash bonus plan) and shareholder value creation (through equity awards).
  •
  Competitive, market based pay with pay positioning generally between the 25th and 50th percentile of peer companies.
  •
  Significant pay is at risk:
  •
  The Company provides both annual incentive opportunities as well as long-term equity awards to motivate performance.
  •
  The Compensation Committee retains discretion in assessing performance and awarding payouts under the annual incentive plan and performance-based equity grants.
  •
  Program flexibility on compensation decisions.
  •
  Compensation is balanced:
  •
  The compensation program provides a mix of fixed compensation and short- and long-term variable compensation to mitigate excessive risk taking behavior.
  •
  Limited benefits and perquisites are provided.
  •
  No option repricing without shareholder approval is allowed.

Executive Compensation Program Objectives

        The goal of the Company's executive compensation program is to facilitate the creation of long-term value for the Company's shareholders by attracting, motivating, and retaining qualified senior executive talent. To this end, the Company has designed and administered the Company's compensation program to appropriately reward its executives for sustained financial and operating performance, to align their interests with those of the Company's shareholders, and to encourage them to remain with the Company for long and productive careers. To achieve alignment with shareholder interests, the Compensation Committee believes that the Company's compensation program provides significant, but appropriate, rewards for outstanding performance. The majority of the Company's senior executives' compensation is "at risk" in the form of annual and long-term incentive awards that are paid, if at all, based upon Company and individual performance. The Compensation Committee's general philosophy is that bonus and equity compensation should fluctuate with the Company's success in achieving financial and other goals, and that the Company should continue to use long-term compensation such as restricted share units, share appreciation rights ("SARs") and stock options to align shareholders' and executives' interests. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value. The Compensation Committee views the executive compensation program as one in which the individual components combine together to create a total compensation package for each Named Executive Officer that achieves these objectives and has a targeted value at approximately the 25th to 50th percentile of total direct compensation of the peer group companies identified below.

Process for Determining Executive Compensation

Role of the Compensation Committee

        The Company's executive compensation program is administered by the Compensation Committee. The Compensation Committee, working with management, determines and implements the Company's executive compensation philosophy, structure, policies and programs, and administers and interprets the Company's compensation and benefit plans.

Role of Management

        Throughout the year, the Compensation Committee requests various types of information from management, in order to align the design and operation of the executive compensation programs with the Company's business strategies and objectives. At various times during fiscal 2012, our Chief Executive Officer and our Chief Operating Officers were invited by the Compensation Committee to attend relevant portions of the Compensation Committee meetings in order to provide information and answer questions regarding the Company's strategic objectives and financial performance that impact the Compensation Committee's functions. Generally, these Named Executive Officers make recommendations to the Compensation Committee with respect to salary, bonus, and long-term incentive awards for other executive officers (other than themselves), based on competitive market information described below, the Company's compensation strategy, their subjective assessment of the particular executive's individual performance, and the experience level of the particular executive. The Compensation Committee discusses with the Named Executive Officer his recommendations and either approves or modifies the recommendations in its discretion. None of the Named Executive Officers are members of the Compensation Committee or otherwise have any role in determining their own compensation. The Compensation Committee reports to the Board on all compensation matters regarding our executives and other key salaried employees.

Role of Compensation Consultant

        From time to time, the Compensation Committee retains the services of outside compensation consultants to provide assistance in its review and determination of the Company's executive compensation program. In fiscal 2012, the Compensation Committee engaged PM&P to assist the committee in, among other things, evaluating the Company's compensation programs, policies and objectives, to provide advice and recommendations on the amount and form of executive and director compensation, to update the list of peer companies the Company references in setting compensation, and to review general compensation trends within the industry in which the Company operates.

        Historically, the Company has developed competitive compensation levels based on a sub-set of companies included in the third-party compensation firm Towers Watson's Entertainment Industry Survey, targeting the market 25th to 50th percentile compensation levels. The Towers Watson survey includes a competitive review and analysis of base salary, total cash compensation and total direct compensation for the highest ranking 20 executive officers of the Company, matched by total compensation and level relative to an identified peer group. The companies selected represent similarly sized public entertainment and media-related companies with comparable levels of product diversity in which the Company generally competes for both business and executive talent.

        PM&P's review included the development of a multi-dimensional peer group which could be used to not only to supplement the Company's current approach to compensation review, but also provide an additional approach to assessing the Company's relative performance. PM&P reviewed companies within the broader media industry segments as well as leisure product and home entertainment industries to assess which companies were similar to the Company in terms of size (revenue/market capitalization), operational characteristics (with less diversified product lines) and stock price correlation relative to the market.

        Accordingly, for the purpose of benchmarking our executive compensation, the Compensation Committee compared the Company's compensation with that of the following two groups: (i) companies utilized by the 2011 Towers Watson Entertainment Industry Survey (the "2011 Entertainment Survey Companies"); and (ii) a select group of seven companies within the broader media and leisure product industry (the "Comparator Companies"),

  2011 Entertainment Survey Companies

ABC	CBS Corporation
Discovery Communications Inc.	DreamWorks Animation SKG, Inc.
Fox Networks Group	HBO
Metro-Goldwyn-Mayer, Inc.	MTV Networks
NBC Universal	Paramount Pictures Corporation
Showtime	Sony Pictures Entertainment
Turner Broadcasting	Twentieth Century Fox
The Walt Disney Company	Warner Bros.

  Comparator Companies

DreamWorks Animation SKG, Inc.
Electronic Arts, Inc.
John Wiley & Sons, Inc.
Madison Square Garden Co.
Netflix, Inc.
Scholastic Corp.
Sirius XM Radio, Inc.

        Utilizing PM&P's conclusions, the Compensation Committee then evaluated the amount and proportions of base pay, annual incentive pay and long-term compensation, as well as the targeted total compensation value for the Company's Chief Executive Officer and Vice Chairman. For fiscal 2012, Mr. Feltheimer's targeted total direct compensation was 34% below the 25th percentile of the 2011 Entertainment Survey Companies and 8% below the 25th percentile of the Comparator Companies, and Mr. Burns' targeted total direct compensation was 22% below the 25th percentile of the 2011 Entertainment Survey Companies and was between the 50th and 75th percentile of the Comparator Companies. As used in this discussion, the term "targeted total direct compensation" means the aggregate amount of the executive's base salary, target annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards, as determined under the accounting principles used in the Company's financial reporting. Because the Compensation Committee generally determines the target value of the executive compensation program based on an assessment of the compensation paid by the peer group companies, the Company does not generally factor in amounts realized from prior compensation paid to the Named Executive Officers.

        The Compensation Committee continues to monitor current trends and issues in the Company's competitive landscape and will modify its programs where appropriate.

Role of Shareholder Say-on-Pay Votes

        The Company provides its shareholders with the opportunity to cast an annual advisory vote on its executive compensation program (referred to as a "say-on-pay proposal"). At the Company's Annual Meeting of Shareholders held in September 2011, approximately 80% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this result affirms shareholders' support of the Company's approach to executive compensation, and generally did not change its approach in fiscal 2012. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Employment Agreements

        We have entered into employment agreements with each of the Named Executive Officers. Each employment agreement specifies the annual base salary that the executive will be entitled to receive during the term of the agreement, as well as the Company benefit plans in which the executive will participate and any other perquisites that the executive will receive. In addition, each agreement sets forth the annual and long-term incentive compensation target or ranges that the executive officer will be eligible to receive, subject in all instances to the discretion of the Compensation Committee. Each agreement also specifies the post-termination benefits that will be received by each executive (including the treatment of any unvested equity awards) upon certain terminations of employment, a change in control or upon expiration of the employment agreement.

        Each of the terms of the agreements was approved by the Compensation Committee and is described below under Description of Employment Agreements—Salary and Bonus Amounts. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with the Named Executive Officers because the agreements foster long-term retention, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding individual performance. In addition, we believe that use of multi-year employment agreements assists in recruiting efforts because generally, other entertainment companies with which we compete for executive talent enter into long-term employment agreements with their executives as well.

        In February 2012, the Compensation Committee engaged PM&P to assist the committee in structuring and approving a new employment agreement with Mr. Beeks, the Company's then President and Co-Chief Operating Officer. Utilizing market compensation levels from the Towers Watson Entertainment Industry Survey, PM&P developed market consensus levels comparing Mr. Beeks' proposed compensation to 2011 base salaries, total cash compensation (including bonuses based on 2010 performance) and total direct compensation (including cash and equity granted during 2011) of Chief Operating Officers and/or the fourth highest paid executive officers in the Towers Watson Entertainment Industry Survey. PM&P concluded that the proposed target levels for Mr. Beeks' compensation were within the Company's desired market pay position (when compared to both Chief Operating Officers' and the fourth highest paid executive officers of the Company's peer group), and that the majority of the targeted compensation would come in the form of long-term incentives, also reflecting a long-term orientation of the Company's shareholder based pay-for-performance philosophy.

        Accordingly, on March 5, 2012, we entered into a new employment agreement with Mr. Beeks to serve as the Company's Co-Chief Operating Officer and President, Motion Picture Group for a term commencing April 2, 2012 and ending April 1, 2015. The base salary increase, target bonus and equity awards (including the grant levels, types of awards and vesting provisions) provided in the agreement were established with reference to the market compensation data provided by PM&P and as a result of negotiations with Mr. Beeks. In particular, the Compensation Committee believed it would be appropriate to structure new grants of stock options and restricted share units to be made to Mr. Beeks so that the vesting of a substantial portion of these awards would be subject to the achievement of Company and individual performance criteria established by the Compensation Committee. Approximately 75% of the stock options and approximately 75% of the restricted share units granted to Mr. Beeks pursuant to the new employment agreement are subject to performance-based vesting requirements. Each of these performance-based awards covers a three-year period and is divided into three tranches, with one-third of each award being eligible to vest based on performance over a specified twelve-month period. For accounting purposes, each of these awards is treated as three separate annual awards, and pursuant to SEC rules, only the portion of the award that is eligible to vest based on performance during fiscal 2012 is reflected in the compensation tables below (with the remaining tranches of each award to be reflected in future proxy statements as compensation for the fiscal year to which that tranche relates). The Compensation Committee believed that these performance-based vesting requirements would create additional incentives for Mr. Beeks to help achieve particular goals deemed important to the Company and further align Mr. Beeks' interests with those of our shareholders. In addition, both the time-based and performance-based components provide a retention incentive as the vesting of the award is generally subject to Mr. Beeks' continued employment with us through the vesting date. For more information on the terms of the agreement, see Description of Employment Agreements—Salary and Bonus Amounts below and the narrative descriptions accompanying the Grants of Plan-Based Awards Table and the Potential Payments upon Termination or Change in Control section.

        On February 23, 2012, we also entered into an amendment of our employment agreement with Mr. Keegan to continue to serve as the Company's Chief Financial Officer for a term commencing April 16, 2012 and ending April 15, 2013. The base salary increase and award of time-based restricted share units provided in the amendment were negotiated with Mr. Keegan, and the Compensation Committee believed these compensation levels were appropriate to help retain Mr. Keegan and in light of market data provided by PM&P. For more information on the terms of the agreement, see Description of Employment Agreements—Salary and Bonus Amounts below and the narrative descriptions accompanying the Grants of Plan-Based Awards Table and the Potential Payments upon Termination or Change in Control section.

Executive Compensation Components

        The Company's executive compensation program is generally based on three components, which are designed to be consistent with the Company's compensation philosophy:

  (1)
  base salary;

  (2)
  annual incentive bonuses; and

  (3)
  long-term incentive awards, including awards of restricted share units, SARs and stock options that are subject to time-based and/or performance-based vesting.

        The Company also provides certain perquisites and personal benefits to the Named Executive Officers pursuant to their employment agreements, and severance benefits if the Named Executive Officer's employment terminates under certain circumstances. In structuring executive compensation packages, the Compensation Committee considers how each component of compensation promotes retention and/or motivates performance by the executive. The rationale for providing each component of compensation is discussed in more detail in the sections below. Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations.

Base Salary

        We provide our executive officers and other employees with an annual base salary to compensate them for the scope of their responsibilities, the complexity of the tasks associated with their position within the Company, their skill set and their performance during the year. Base salaries are not generally reviewed or increased annually—they are established when we hire or otherwise enter into an employment agreement with an executive officer, based on market benchmarks for the position that are available at that time. In determining base salary, the Compensation Committee primarily considers market data and compensation levels of executive officers of companies in competing businesses, an internal review of the executive's compensation, both individually and relative to other executive officers, and the individual performance of the executive. We also consider the recommendations of our Chief Executive Officer for other executive officers. For the reasons set forth above, our philosophy has been to establish base salaries that are generally between the 25th and 50th percentile of such salaries at our peer companies, with the majority of the executive's compensation being delivered in the form of incentive compensation tied directly to shareholder value creation.

        Generally, base salaries along with perquisites and personal benefits are intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance and the marketplace (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide them with certain predictable compensation levels that reward their continued service.

        During 2012, base salaries were automatically adjusted pursuant to the terms of certain Named Executive Officers' individual employment agreements. Mr. Feltheimer's base salary was increased to $1,220,907 and Mr. Burn's base salary was increased to $950,000. Base salary levels for the remaining Named Executive Officers remained consistent with year 2011 levels.

        In late fiscal 2012, the Compensation Committee entered into new employment arrangements with Mr. Beeks and Mr. Keegan, as described above. Beginning in fiscal year 2013, under the terms of these arrangements, Mr. Beeks' base salary was increased to $900,000 and Mr. Keegan's base salary was increased to $500,000.

        The Compensation Committee believes that the base salary levels of the Named Executive Officers, including the levels provided to Messrs. Beeks and Keegan under their arrangements approved in fiscal 2012 as noted above, are reasonable in view of competitive practices, the Company's performance and the contribution of those officers relative to that performance.

Annual Incentive Bonuses

        Annual incentive bonuses are primarily intended to motivate the Named Executive Officers to achieve annual financial, operational and individual performance objectives and focus on promotion of/contribution to achievement of the Company's business strategy. The Company has entered into employment agreements with each of the Named Executive Officers that generally provide for bonuses to be determined in the discretion of the Compensation Committee, as recommended by our Chief Executive Officer (other than for himself), based on the performance measures established by the committee. Although annual incentive bonuses are primarily based on individual and corporate performance, in some circumstances, the Compensation Committee may provide additional discretionary bonus awards. The Compensation Committee believes that discretionary bonuses, where warranted, can be effective in motivating, rewarding and retaining our executive officers. Annual incentive bonus payments are typically paid in June based on performance for the prior fiscal year. For the reasons set forth above, our philosophy has been to establish annual incentive bonuses that are generally between the 25th and 50th percentiles of such bonuses at our peer companies.

        In addition to their annual incentive bonus awards, Messrs. Feltheimer and Burns would be entitled to "stock price bonuses" pursuant to their employment agreements if the volume-weighted average of the median price of our common shares exceeds certain thresholds over a six-month period. We believe that the stock price bonus provides an effective incentive to these executives to enhance Company performance in a way that is directly tied to the creation of value for our shareholders. For more information on these bonuses, see the descriptions of the employment agreements for Messrs. Feltheimer and Burns under Description of Employment Agreements—Salary and Bonus Amounts below.

        For fiscal 2012, the Compensation Committee approved the following annual incentive bonuses to be awarded to each of the Named Executive Officers. In the case of Messrs. Feltheimer and Burns, the Compensation Committee determined that a portion of the bonus would be paid in the form of a restricted stock unit award, half of which vested immediately upon grant and the other half to vest on the one-year anniversary of grant, to provide these executives with an additional retention incentive and to help further align their interests with those of our shareholders. In each case, the bonuses were determined by the Compensation Committee in its discretion based on its subjective assessment of the achievement of the various performance objectives noted below. Except as expressly noted below, no specific financial performance targets or other objective performance criteria were established by the Compensation Committee for purposes of determining bonuses to be awarded to the Named Executive Officers. Rather, the Compensation Committee noted the actual performance of the Company or the individual executive, as applicable, and made a subjective determination as to the level of that performance.

        Jon Feltheimer and Michael Burns.    The bonus amounts for Messrs. Feltheimer and Burns were determined based on, as appropriate, review of certain of the following criteria adopted by the Compensation Committee (with no emphasis to be derived from the order in which they appear):

  •
  the Company's fiscal 2012 earnings before interest, income tax provision, depreciation and amortization, equity interests, and gains or losses on extinguishment of debt and the sale of equity securities ("EBITDA");
  •
  the Company's revenue and bottom line performance;
  •
  the Company's ability to pay such bonus;

  •
  the Company's free cash flow levels;
  •
  the Company's debt reduction;
  •
  the Company's share price;
  •
  growth of the Company's core library asset;
  •
  an informal target bonus of 100% of base salary; and
  •
  consideration of other criteria identified below, such as transformative transactions and initiatives completed by the Company which may result in general long-term growth of the business.

        In reviewing such criteria, the Compensation Committee noted, among other things, that fiscal 2012 was a milestone year for the Company, with the acquisition of Summit Entertainment, LLC ("Summit Entertainment") in January 2012, the rollout of the Company's record-breaking film, The Hunger Games, continued growth in the Company's library revenues and the increasing profitability of the Company's diversified television business. Specifically, the Company reported revenue of $1.59 billion, EBITDA of $45.2 million and adjusted EBITDA of $71.6 million for fiscal year 2012, which reflected growth in television and library profitability, reduced theatrical marketing costs, increased equity interest income and a one-time gain on the sale of Maple Pictures Inc., offset in part by certain factors affecting costs during the fourth quarter, including transaction and severance costs associated with the acquisition of Summit Entertainment and increased costs for exercises of share appreciation rights related to the increase in the Company's stock price in the fourth quarter, as well as underperformance of certain films earlier in the year. Fiscal 2012 revenues were comparable to fiscal 2011 as record television revenues of $397 million and theatrical revenue growth offset declines in home entertainment, international film and pay television revenue due to a smaller theatrical slate. Revenue of $645.2 million in the fourth quarter of fiscal 2012 increased by 71% compared to $376.9 million in the fourth quarter of fiscal 2011, driven by theatrical revenue of The Hunger Games' first eight days in North American theatrical release, the home entertainment release of The Twilight Saga: Breaking Dawn—Part 1and strong television and library revenues.

        The Compensation Committee also noted that the Company's filmed entertainment library revenues increased to a record $416 million in the 2012 fiscal year, an 11% increase from the prior year. The Company's filmed entertainment backlog reached a record $1.0 billion at March 31, 2012, its sixth consecutive quarter of growth, driven in part by incorporation of the Summit Entertainment backlog. Filmed entertainment backlog represents the amount of future revenue not yet recorded from contracts for the licensing of films and television product for television exhibition and in international markets.

        Next, the Compensation Committee noted that the Company's television production revenue was a record $397.3 million in the 2012 fiscal year, an increase of 13% from the prior year, driven by home entertainment releases of television programming, primarily the digital media revenue from the first four seasons of Mad Men and digital media revenue from the first five seasons of Weed, and that the Company's digital media revenue, which is included in home entertainment revenue and includes electronic sell-through, video-on-demand and revenue from other digital media platforms, increased 38% in the 2012 fiscal year to $193 million. Also, the Company's general and administrative ("G&A") expenses in the 2012 fiscal year were $168.9 million, a 1% decline from the prior year, as decreased costs related to shareholder activism offset one-time severance and transaction costs related to the acquisition of Summit Entertainment, higher G&A of the combined entity and increases in costs for share appreciation rights associated with the increase in the Company's stock price during the fiscal year.

        EBITDA is defined as earnings before interest, income tax provision, and depreciation and amortization. EBITDA is a non-GAAP financial measure. EBITDA, as adjusted represents EBITDA as defined above adjusted for stock-based compensation, acquisition related charges, certain corporate defense and related charges, and non-risk prints and advertising expense. Stock-based compensation represents compensation expenses associated with stock options, restricted share units and share appreciation rights. Acquisition related charges represent severance and transaction costs associated with the acquisition of Summit Entertainment. Corporate defense and related charges represent legal fees, other professional fees, and certain other costs associated with a shareholder activist matter. Non-risk prints and advertising expense represents the amount of theatrical marketing expense for third party titles that the Company funded and expensed for which a third party provides a guarantee that such expense will be recouped from the performance of the film (i.e. there is no risk of loss to the company) net of an amount of the estimated amortization of participation expense that would have been recorded if such amount had not been expensed. The Company's management believes EBITDA and EBITDA, as adjusted to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of operations. Presentation of EBITDA and EBITDA, as adjusted is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. While the Company's management considers EBITDA and EBITDA, as adjusted to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with Generally Accepted Accounting Principles ("GAAP"). EBITDA and EBITDA, as adjusted do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA or EBITDA, as adjusted in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

        Further, the Compensation Committee considered the contributions of Messrs. Feltheimer and Burns to the following achievements during fiscal 2012: the success of The Hunger Games, of which only eight days of the North American theatrical revenues were included in the Company's fiscal 2012 financial results; in January 2012, the Company's acquisition of Summit Entertainment; in January 2012, the issuance by the Company of $45 million of 4% Convertible Senior Subordinated Notes due 2017; in December 2011, the Company's announcement that it had formed a partnership with Saban Capital Group and Celestial Pictures to create Celestial Tiger Entertainment, a diversified media company dedicated to entertaining audiences in Asia and beyond; in November 2011, the Company's announcement that Netflix ordered Orange Is The New Black, an original comedy series; in July 2011, the Company's announcement that that FX had ordered Charlie Sheen's Anger Management, a new sitcom loosely based on Revolution Studios' 2003 hit comedy feature of the same name; in April 2011, the Company's announcement that it had entered into a multiyear syndication deal with Netflix pursuant to which it licensed the first four seasons of Mad Men to be watched instantly by Netflix members beginning July 2011, with additional seasons being added annually after they air on their respective seasons on the AMC network; in May 2011, the issuance by the Company of $200 million of 10.25% Senior Secured Subordinated Notes due 2016; successful resolution during the fiscal year of various shareholder activist matters and related litigation; and numerous Academy Award®, Emmy Award®, Golden Globe®, and other recognitions, nominations and wins for various Company film and television programs during the fiscal year.

        The Compensation Committee also engaged PM&P to review proposed annual and long-term incentives to Messrs. Feltheimer and Burns. PM&P concluded that the proposed incentives to Mr. Feltheimer, comprised of a $5 million cash bonus and long-term incentive opportunity between $1.2 and $1.5 million, and to Mr. Burns, comprised of a $4 million cash bonus and long-term incentive opportunity of $1 million, would result in total compensation for Mr. Feltheimer in fiscal 2012 within the 50th percentile of the 2011 Entertainment Industry Survey Companies (assuming a $1.5 million long-term incentive grant) and total compensation for Mr. Burns for fiscal 2012 between the 50th and 75th percentile of the 2011 Entertainment Industry Survey Companies. In its review of the proposed incentives, PM&P noted, among other things: (i) the success of The Hunger Games and potential gains of the future series of the trilogy; (ii) the successful integration of Summit Entertainment, LLC after its acquisition by the Company in January 2012; (iii) that the total return to shareholders of the Company over a one-year period was the highest among each of the selected comparator groups (including the Comparator Companies and 2011 Entertainment Industry Survey Companies); (iv) that EBITDA (as defined above) had increased over fiscal 2011; (v) G&A expenses relative to revenues decreased in fiscal 2012 relative to fiscal 2011; and (vi) that the Company's total return to shareholders over the past three years positioned the Company at approximately the 40th percentile of 2011 Entertainment Industry Survey Companies and approximately the 83rd percentile of Comparator Companies.

        Accordingly, in May 2012, based on its review, the Compensation Committee approved for fiscal 2012 a discretionary cash bonus of $5 million and the grant of a number of time-based restricted share units with a value equal to $1.5 million (half of which vested immediately upon grant and the other half which will vest on the one-year anniversary of grant) for Mr. Feltheimer, and a discretionary cash bonus of $4 million and the grant of a number of time-based restricted share units with a value equal to $1 million (half of which vested immediately upon grant and the other half which will vest on the one-year anniversary of grant) for Mr. Burns. In determining these amounts, the Compensation Committee noted information provided by PM&P that such bonus amounts would result in total compensation for Mr. Feltheimer for fiscal 2012 within the 50th percentile of the 2011 Entertainment Industry Survey Companies and total compensation for Mr. Burns for fiscal 2012 between the 50th and 75th percentile of the 2011 Entertainment Industry Survey Companies.

        Steven Beeks.    Mr. Beeks' bonus was determined, in part, based on the Company's EBITDA and the performance of the Company's home entertainment division during the fiscal year and, in part, based on the Compensation Committee's subjective assessment of Mr. Beeks' performance, as well as Mr. Feltheimer's recommendations, based on his subjective assessment of Mr. Beeks' performance, during the fiscal year. In addition to the Company's fiscal performance noted above, the Compensation Committee also acknowledged Mr. Beeks' contribution to the following achievements: that the Company's filmed entertainment library revenues increased to a record $416 million in the 2012 fiscal year, an 11% increase from the prior year; that the Company's filmed entertainment backlog reached a record $1.0 billion at March 31, 2012, its sixth consecutive quarter of growth, driven in part by incorporation of the Summit Entertainment backlog; that, according to data from industry sources, in the 2011 calendar year, the Company held an approximately 6% market share of the Blu-ray packaged media market based on sales volume and that the Company also maintained its overall market share of combined sell-through and rental consumer spend at approximately 6.4% for the 2011 calendar year; that, in fiscal 2012, the Company continued to achieve one of the highest box office-to-DVD conversion rates in the industry, maintaining a rate of approximately 40% above that of the industry average; that, for the 2011 calendar year, the Company had an approximate 30% market-share in fitness product and ranked number two among all distributors; that, in calendar 2011, according to Nielsen VideoScan, the Company's children's non-theatrical DVD share was 14.4%, the second highest of all studios; in May 2012, the Company's announcement that it had extended and expanded its partnership with StudioCanal with a long-term renewal of the agreement under which the Company distributes the StudioCanal library of more than 2,000 titles as well as a new agreement for StudioCanal to distribute the next installment of The Hunger Games franchise, The Hunger Games: Catching Fire, in the German speaking territories; in March 2012, the Company entering into a multi-year licensing agreement with Saban Brands pursuant to which it obtained distribution rights on DVD and Blu-ray, as well as multiple digital rights, for the newly revamped Power Rangers television series, Saban's Power Rangers Samurai and Saban's Power Rangers Super Samurai, as well as to two Power Rangers' Christmas and Halloween specials, and a Power Rangers movie special; in January 2012, the Company entering into an exclusive distribution agreement with MGA Entertainment pursuant to which it acquired rights (for all packaged media and digital platforms in several territories, including the U.S., Canada and the U.K.) to the toy property Lalaloopsy.

        Accordingly, for fiscal 2012, based on its review, the Compensation Committee approved a discretionary cash bonus of $1,000,000 for Mr. Beeks.

        Joseph Drake.    Effective March 16, 2012, Joseph Drake resigned as the Company's Co-Chief Operating Officer. On April 27, 2012, we and Mr. Drake entered into a confidential agreement and general release. This agreement provided for Mr. Drake to receive certain cash payments, including a bonus payment in the amount of $2,000,000 for box office performance of The Hunger Games and in lieu of any other bonuses payable to Mr. Drake for fiscal 2012 or pursuant to his employment agreement with the Company.

        James Keegan.    Mr. Keegan's bonus was based on the Compensation Committee's subjective assessment of Mr. Keegan's performance, as well as Mr. Feltheimer's recommendations based on his subjective assessment of Mr. Keegan's performance, during the fiscal year. In addition to the Company's fiscal performance noted above, the Compensation Committee also acknowledged Mr. Keegan's contribution to, among other things, the following: the financial integration of Summit Entertainment with the Company; the consolidation and integration of the Company's various joint ventures and equity interests into the Company's business operations; the timely and efficient filing of the Company's Quarterly Reports on Forms 10-Q and Annual Report on Form 10-K for fiscal 2012; the negotiation and consummation of various single picture financing loans throughout fiscal 2012; and in May 2011, the issuance by the Company of $200 million of 10.25% Senior Secured Subordinated Notes due 2016.

        Accordingly, for fiscal 2012, based on its review, the Compensation Committee approved a discretionary cash bonus of $400,000 for Mr. Keegan.

        Wayne Levin.    Mr. Levin's bonus was determined, in part, based on the Company's EBITDA and, in part, based on the Compensation Committee's subjective assessment of Mr. Levin's performance, as well as Mr. Feltheimer's recommendations based on his subjective assessment of Mr. Levin's performance, during the fiscal year. Pursuant to his employment agreement, Mr. Levin is eligible to receive a cash bonus of 25% of his base salary each fiscal year if the Company attains an EBITDA target established by the Company for that fiscal year. As the Company's EBITDA for fiscal 2012 exceeded the Company's target EBITDA for fiscal 2012, Mr. Levin was awarded a cash bonus of $187,500 for the EBITDA component of his fiscal 2012 bonus opportunity.

        In assessing Mr. Levin's individual performance during fiscal 2012, the Compensation Committee acknowledged Mr. Levin's contribution to, among other things, the following: in January 2012, the Company's acquisition of Summit Entertainment and the subsequent integration of Summit Entertainment with the Company; in December 2011, the Company's announcement that it had formed a partnership with Saban Capital Group and Celestial Pictures to create Celestial Tiger Entertainment; in May 2011, the issuance of the Company of $200 million of 10.25% Senior Secured Subordinated Notes due 2016; in April 2011, the Company's announcement that it had entered into a multiyear syndication deal with Netflix pursuant to which it licensed the first four seasons of Mad Men to be watched instantly by Netflix members beginning July 2011, with additional seasons being added annually after they air on their respective seasons on the AMC network; and successfully managing the Company's various litigation.

        Accordingly, for fiscal 2012, based on its review, the Compensation Committee approved a discretionary cash bonus of $1,000,000 (including the EBITDA bonus described above) for Mr. Levin.

        Each of the cash bonuses for the Named Executive Officers described above is reflected in the "Bonus" column of the Summary Compensation Table below. Pursuant to SEC rules, the grants of restricted share unit awards to Messrs. Feltheimer and Burns in June 2012 described above will be reported in the Summary Compensation table in the Company's 2013 proxy statement.

Long-term Incentive Awards

        The Company believes that providing a meaningful equity stake in our business is essential to create compensation opportunities that can compete with entrepreneurial employment alternatives. In addition, the Company believes that ownership shapes behavior, and that by providing compensation in the form of equity awards, we align the executive's incentives with our shareholders' interests in a manner that we believe drives superior performance over time. Therefore, we have historically made annual grants of stock options, restricted share units and SARs to provide further incentives to our executives to increase shareholder value. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

  •
  the executive's position with the Company and total compensation package;

  •
  the executive's performance of his or her individual responsibilities;

  •
  the equity participation levels of comparable executives at comparable companies; and

  •
  the executive's contribution to the success of the Company's financial performance.

        In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and the Company, accounting impact and potential dilution effects.

        Award grants to the Named Executive Officers are generally made by the Compensation Committee in connection with the executive's entering into a new employment agreement with the Company. The Company typically does not grant equity-based awards to its executive officers at any other time. The Company has, however, granted equity-based awards in recent years to certain executive officers as part of their annual bonus and retains discretion to grant equity awards to its executives from time to time as the Compensation Committee may determine.

        Stock Options.    The Company grants stock options to the Named Executive Officers in the form of stock options, with an exercise price that is equal to the closing price of our common shares on the date of grant. Thus, the Named Executive Officers will only realize value on their stock options if our shareholders realize value on their shares. These stock options may be subject to time-based or performance-based vesting requirements. The stock options function as a retention incentive for our executives as the executive generally must remain employed with us through the vesting period and, in the case of performance-based options, provide an additional incentive to achieve performance goals considered important to the growth of the Company and the creation of value for our shareholders.

        In connection with his entering into a new employment agreement with us in March 2012, the Company granted Mr. Beeks a time-based option to purchase 125,000 of the Company's common shares, vesting in three equal annual installments with the first such installment vesting on March 5, 2013, and a performance-based option to purchase 375,000 of the Company's common shares (which consists of three tranches of 125,000 options that are eligible to vest based on an assessment of Mr. Beeks' performance over the twelve month period ending on each of March 5, 2013, March 5, 2014 and March 5, 2015, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company's Chief Executive Officer).

        Share Appreciation Rights.    The Company has also in past years made a portion of its long-term incentive grants to the Named Executive Officers in the form of SARs. Upon exercise of a SAR, the holder receives a cash payment equal to the excess, if any, of the fair market value of our common shares on the date of exercise of the SAR over the base price of the SAR. Because the base price of the SAR is equal to the closing price of our common shares on the grant date, SARs provide the same incentives as stock options because the holder will only realize value on their SARs if our share price increases after the date of grant. The SARs also function as a retention incentive for our executives as they vest ratably over a certain period after the date of grant.

        The Company did not grant any SARs to the Named Executive Officers in fiscal 2012.

        Restricted Share Units.    The Company also grants long-term incentive awards to the Named Executive Officers in the form of restricted share units that are subject to time-based vesting requirements. Awards of time-based restricted share units vest over a period of several years following the date of grant and, upon vesting, are paid in the Company's common shares. Thus, the units are designed both to link executives' interests with those of our shareholders as the units' value is based on the value of our common shares and to provide a long-term retention incentive for the vesting period, as they generally have value regardless of stock price volatility.

        The Company also grants long-term incentive awards to the Named Executive Officers in the form of performance-based restricted share units. The performance unit awards cover multiple years, with a percentage of the units subject to the award becoming eligible to vest each year based on the Company's and the individual's actual performance during that year relative to performance goals established by the Compensation Committee. Thus, the performance units are designed both to motivate executives to maximize the Company's performance each year and to provide a long-term retention incentive for the entire period covered by the award.

        In connection with his entering into a new employment agreement with us in March 2012, the Company granted Mr. Beeks an award of 50,000 time-based restricted share units, vesting in three equal annual installments with the first such installment vesting on March 5, 2013, and a performance-based award of 150,000 restricted share units (which consists of three tranches of 50,000 units that are eligible to vest based on an assessment of Mr. Beeks' performance over the twelve month period ending on each of March 5, 2013, March 5, 2014 and March 5, 2015, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company's Chief Executive Officer). In connection with his entering into an amendment to his employment agreement with us in February 2012, the Company granted Mr. Keegan an award of 60,000 restricted share units, vesting in three equal annual installments following the grant date.

        In addition, as described above under Annual Incentive Bonuses, the Company awarded a portion of the fiscal 2012 bonus for each of Mr. Feltheimer and Mr. Burns in the form of restricted shares units. These awards were granted in May 2012 and, pursuant to SEC rules, will be reflected in future proxy statements as compensation for these executives for fiscal 2013 (the fiscal year in which the award was granted). As described in last year's proxy statement and in the compensation tables below, the Company awarded a portion of the fiscal 2011 bonuses for certain Named Executive Officers in the form of restricted share units. These awards were granted in June 2011 and are reflected in the tables below as compensation for each executive for fiscal 2012.

        In May 2012, the Compensation Committee also determined the vesting of a portion of a performance-based restricted share unit award granted to Mr. Burns in November 2009. Under the terms of the award, a total of 76,340 units were eligible to vest based on the Compensation Committee's assessment of Mr. Burns' performance during fiscal 2012. For these purposes, the Compensation Committee selected the following performance criteria to determine the number of these units that would vest for the applicable twelve-month performance period:

  •
  assessing whether deals or acquisitions are accretive, by examining post-transaction multiples or results, as the case may be;
  •
  stock price in comparison to the market and other media companies;
  •
  annual revenue growth;
  •
  growth of the Company's core library asset;
  •
  performance of acquisitions over time and their value-added nature (including, but not limited to, broadcasting and digital initiatives);
  •
  free cash flow levels or EBITDA (as defined), when appropriate;
  •
  cash management and management of cost of capital;

  •
  achieving pre-tax net income targets, adjusting for growth opportunities;
  •
  return on equity and gross margin, whenever comparables are appropriate, in order to assess the Company's marketplace performance versus those measures at every year end;
  •
  appropriate capital market raises at parent or subsidiary levels;
  •
  any other information that may be deemed appropriate; and
  •
  assessment of the Company's proposed, actual and adjusted theatrical planning ultimates for such fiscal year.

        The Compensation Committee did not assign any particular weight to any of the foregoing criteria or establish any particular performance targets for these measures. Instead, the Compensation Committee used these criteria as reference points in making its subjective assessment of the performance of the Company and the individual executives during the fiscal year. In reviewing such criteria, the Compensation Committee also acknowledged, among other things, the contributions of Mr. Burns cited above under the heading "Annual Incentive Plans."

        Accordingly, based on its review, the Compensation Committee approved the vesting of all of the performance-based restricted share units for Mr. Burns under the award that were eligible to vest based on fiscal 2012 performance.

        In October 2011, the Compensation Committee also approved awards of 10,000 common shares to each of Messrs. Feltheimer, Burns and Levin in recognition of their roles in the settlement of certain shareholder matters. Each of these awards was fully-vested at the time of grant.

        For more information on the equity-based awards granted to the Named Executive Officers during fiscal 2012, see the Grants of Plan-Based Awards table and accompanying narrative below.

Severance and Other Benefits upon Termination of Employment

        The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for the Named Executive Officers under their respective employment agreements. The Compensation Committee evaluates the level of severance benefits to provide a Named Executive Officer on a case-by-case basis, and, in general, we consider these severance protections an important part of an executive's compensation and consistent with competitive practices.

        As described in more detail under Potential Payments Upon Termination or Change in Control below, the Named Executive Officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by the Company without cause (and, in the case of Mr. Feltheimer, for good reason). The Company has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for these executives are generally determined as if they continued to remain employed by the Company through the remainder of the term covered by their employment agreement.

        The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide certain Named Executive Officers with enhanced severance benefits if their employment is terminated by the Company without cause or, in certain cases, by the executive in connection with a change in control. We believe that such enhanced severance benefits the Company and the shareholders by incentivizing the executives to be receptive to potential transactions that are in the best interest of shareholders even if the executives face great personal uncertainty in the change of control context.

        Under their respective employment agreements, certain of the Named Executive Officers would be entitled to accelerated vesting of certain of their outstanding equity awards automatically on a change in control of the Company. Please see the Option Exercises and Stock Vested table and the Potential Payments upon Termination or Change in Control section below for additional information on the Named Executive Officers' rights to accelerated vesting in connection with a change in control.

Perquisites and Other Benefits

        We provide certain Named Executive Officers with limited perquisites and other personal benefits, such as a car allowance, life insurance policy contributions and club membership dues that the Compensation Committee believes are reasonable and consistent with our overall compensation program, to better enable us to attract and retain superior employees for key positions. Additionally, we own an interest in an aircraft through a fractional ownership program for use related to film promotion and other corporate purposes. This enables our executive officers and other service providers to fly more efficiently and to conduct business in privacy while traveling. As we own an interest in and maintain this aircraft for business purposes, we believe it is reasonable to afford limited personal use of the aircraft consistent with regulations of the Internal Revenue Service, the SEC and the Federal Aviation Administration. Mr. Feltheimer reimburses the Company for a substantial amount of the costs incurred for his limited personal use of the aircraft. All of these perquisites are reflected in the All Other Compensation column of the Summary Compensation table and the accompanying footnotes below.

Policy with Respect to Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. Although our intent generally is to design and administer our executive compensation program in a manner that will preserve the deductibility of compensation paid to our executive officers, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and its shareholders.

Compensation Committee Report On Executive Compensation

        The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

        The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by the NYSE listing standards.

        The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this report. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Amendment to be filed with the SEC.

Compensation Committee of the Board of Directors
Arthur Evrensel (Chairman) Frank Giustra Mark H. Rachesky, M.D.

COMPANY'S COMPENSATION POLICIES AND PRACTICES RELATING TO
RISK MANAGEMENT

        The Compensation Committee has reviewed the design and operation of the Company's current compensation structures and policies as they pertain to risk and has determined that the Company's compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member who served on the Compensation Committee at any time during fiscal 2012 is or has been a former or current executive officer of the Company, except for Mr. Giustra (see Certain Relationships and Related Transactions below), had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended March 31, 2012.

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

        The Summary Compensation table below quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for the 2012 fiscal year. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options and restricted share units. The Named Executive Officers also received the other benefits listed in column (i) of the Summary Compensation table, as further described in footnote 3 to the table.

        The Summary Compensation table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of equity awards granted in fiscal 2012, provide information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2012. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers' potential realizable value and actual value realized with respect to their equity awards.

 SUMMARY COMPENSATION—FISCAL 2010, 2011 AND 2012

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($)(1) (d)		Stock Awards ($)(2) (e)		Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Jon Feltheimer	2012	1,220,907	5,001,000		121,500		0	0	0	94,169	6,437,576
Co-Chairman and Chief	2011	1,200,000	1,900,000		4,762,783	(4)	0	0	0	43,732	7,906,515
Executive Officer	2010	1,200,000	1,950,000		412,800		0	0	0	83,377	3,646,177
Michael Burns	2012	950,000	4,001,000		603,199		0	0	0	16,292	5,570,491
Vice Chairman	2011	939,487	1,400,000		329,598	(4)	0	0	0	16,555	2,685,640
	2010	925,000	1,450,000		5,316,335		0	0	0	17,294	7,708,629
Steven Beeks	2012	750,000	1,001,000		1,430,000		1,312,500	0	0	6,635	4,500,135
Co-Chief Operating Officer	2011	750,000	800,000		367,094	(4)	0	0	0	11,923	1,929,017
and President, Motion	2010	750,000	790,000		274,656		0	0	0	12,167	1,826,823
Picture Group
Joseph Drake	2012	850,000	2,001,000	(5)	258,800		0	0	0	2,960	3,112,760
Former Co-Chief Operating	2011	850,000	400,000		732,900	(4)	0	0	0	3,223	1,986,123
Officer and President,	2010	850,000	785,285		465,275		0	0	0	3,962	2,104,522
Motion Picture Group
James Keegan	2012	475,000	401,000		738,600		0	0	0	2,960	1,617,560
Chief Financial Officer	2011	475,000	275,000		708,000		0	0	0	3,223	1,461,223
	2010	473,958	275,000		0		0	0	0	3,827	752,785
Wayne Levin	2012	750,000	1,001,000		71,500		0	0	0	2,960	1,825,460
General Counsel and	2011	750,000	1,400,000		1,009,500	(4)	0	0	0	3,233	3,162,723
Executive Vice President,
Corporate Operations

(1)
For a description of the performance criteria and other factors used to determine these bonus amounts, see Compensation Discussion and Analysis above and the description of each Named Executive Officer's employment agreement with the Company under Description of Employment Agreements—Salary and Bonus Amounts below. In connection with the box office performance of The Hunger Games, each employee of the Company, including the Named Executive Officers, received a bonus of $1,000, included herein.

(2)
The amounts reported in columns (e) and (f) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 14 to the Company's Audited Consolidated Financial Statements, included as part of the Company's 2012 Annual Reports filed on Form 10-K filed with the SEC on May 30, 2012. With respect to performance-based stock awards, these awards have been included in this column based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles. The same amounts would have been included in this column for these awards if they had been reported assuming the highest level of performance conditions had been achieved.

(3)
The following table outlines the amounts included in All Other Compensation in column (i) of the Summary Compensation table for the Named Executive Officers in fiscal 2012:

Name	Year	401(k) Contribution	Term Life Insurance Premiums(a)	Automobile Allowance	Miscellaneous(b)	Tax Payments for Disability Benefits	Total
Jon Feltheimer	2012	$1,000	$3,390	—	$89,019	$760	$43,732
Michael Burns	2012	$1,000	$1,200	$13,332	—	$760	$16,292
Steven Beeks	2012	$1,000	$1,200	—	$3,675	$760	$6,635
Joseph Drake	2012	$1,000	$1,200	—	—	$760	$2,960
James Keegan	2012	$1,000	$1,200	—	—	$760	$2,960
Wayne Levin	2012	$1,000	$1,200	—	—	$760	$2,960

(a)
The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance.

(b)
For Mr. Feltheimer, the amount in this column for fiscal 2012 includes $28,543 in club membership dues and $60,476 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $60,000 reimbursed to the Company by Mr. Feltheimer). Personal use of the aircraft is valued using an incremental cost method that takes into account variable cost per flight hour, as well as other direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees and other direct operating costs. Incremental costs do not include certain fixed costs that do not change based on usage (e.g., maintenance not related to personal trips, flight crew salaries and depreciation).
(4)
Amount include awards of restricted share units that became fully vested in connection with a change in control of the Company that occurred in June 2010.

(5)
As described above, in connection with the termination of Mr. Drake's employment with the Company in April 2012, Mr. Drake was awarded a bonus of $2,000,000 in connection with the box office performance of The Hunger Games and in lieu of any other bonus amounts for fiscal 2012 or otherwise due pursuant to his employment agreement with the Company.

 Description of Employment Agreements—Salary and Bonus Amounts

        We have entered into employment agreements with each of the Named Executive Officers. These employment agreements, including the salary and bonus terms of each agreement, are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

        Jon Feltheimer.    We entered into an employment agreement with Mr. Feltheimer effective September 20, 2006, as amended on September 18, 2008 and October 8, 2008. The agreement provides that Mr. Feltheimer will serve as our Chief Executive Officer for a term that ends March 31, 2014. Mr. Feltheimer's annual base salary under the agreement is $1,200,000 but, commencing October 8, 2011, his salary will increase in the same proportion as the proportional difference between the "Consumer Price Index for Urban Wage Earners All Items (Los Angeles-Riverside-Orange County, CA)," published by the United States Department of Labor, Bureau of Labor Statistics (the "CPI") in effect on March 1 of the preceding year and the CPI in effect as of October 8, 2011 and as of each successive anniversary of such date during the term of the agreement. Mr. Feltheimer is entitled to an annual discretionary bonus determined by the Compensation Committee, based on certain criteria set forth in the agreement, with an informal target bonus of 100% of his base salary. In addition, Mr. Feltheimer will be entitled to receive a stock price bonus of $750,000 if the volume-weighted average of our median stock price exceeds $13.00, $16.00 or $19.00 for a period of six consecutive months (for a maximum total bonus of $2,250,000 if all three stock price values are met). Mr. Feltheimer also has the right to receive, on the first day following each three month anniversary of October 8, 2008 that occurs during the term of his employment agreement, a number of our common shares equivalent to $250,000, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The agreement also provides for Mr. Feltheimer to participate in the Company's usual benefit programs for senior executives.

        Michael Burns.    We entered into an employment agreement with Mr. Burns effective September 1, 2006, as amended on September 22, 2008 and November 2, 2009. The agreement provides that Mr. Burns will serve as our Vice Chairman for a term that ends September 1, 2013. Mr. Burns' annual base salary under the agreement was $925,000 through September 1, 2010, and increased to $950,000 from September 2, 2010 through September 1, 2013. Mr. Burns is entitled to an annual discretionary bonus, recommended by our Chief Executive Officer and determined by the Compensation Committee, based on certain criteria set forth in the agreement, with an informal target bonus of 100% of his base salary. In addition, Mr. Burns will be entitled to receive a stock price bonus of $600,000 if the volume-weighted average of our median stock price exceeds $13.00, $16.00 or $19.00 for a period of six consecutive months (for a maximum total bonus of $1,800,000 if all three stock price values are met). Mr. Burns also has the right to receive, on the first day following each three month anniversary of November 2, 2009 that occurs during the term of his employment agreement, a number of our common shares equivalent to $187,500, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The agreement also provides for Mr. Burns to participate in the Company's usual benefit programs for senior executives.

        Steven Beeks.    On March 5, 2012, we entered into an employment agreement with Mr. Beeks under which Mr. Beeks will serve as the Company's Co-Chief Operating Officer and President, Motion Picture Group. The term of the agreement commences April 2, 2012 and ends on April 1, 2015. Pursuant to the agreement, Mr. Beeks will receive an annual base salary of $900,000, and was granted certain equity awards in March 2012 as described below under Grants of Plan-Based Awards. Mr. Beeks is also eligible to receive an annual bonus with a target amount of 50% of base salary, such bonus to be determined at the full discretion of the Compensation Committee in consultation with the Company's Chief Executive Officer. The agreement also provides for Mr. Beeks to participate in the Company's usual benefit programs for similarly situated employees.

        James Keegan.    On February 23, 2012, we entered into an amendment of our employment agreement with Mr. Keegan. The amendment provides for Mr. Keegan to continue to serve as the Company's Chief Financial Officer for a term commencing April 16, 2012 and ending April 15, 2013. Pursuant to the amended agreement, Mr. Keegan receives an annual base salary of $500,000. Mr. Keegan is also entitled to annual performance bonuses to be determined at the full discretion of the Compensation Committee in consultation with the Company's Chief Executive Officer and to participate in the Company's usual benefit programs for its employees.

        Joseph Drake.    We entered into an employment agreement with Mr. Drake effective September 10, 2007. The agreement provided that Mr. Drake serve as our Co-Chief Operating Officer and President, Motion Picture Group, for a term that ends September 10, 2012. Mr. Drake's annual base salary under the agreement was $850,000. The agreement also provided for him to receive a discretionary annual performance bonus and an annual bonus of either 12% or 23.5% of his annual base salary if the Company attains 105% or 115%, respectively, of an EBITDA target established by the Company for the applicable fiscal year. Effective March 16, 2012, Mr. Drake resigned as the Company's Co-Chief Operating Officer. On April 27, 2012, we and Mr. Drake entered into a confidential agreement and general release with Mr. Drake that terminated his employment agreement and provided for him to receive certain payments in connection with his resignation. See Description of Employment Agreements—Salary and Bonus Amounts—Annual Incentive Bonuses—Joseph Drake in the Compensation Discussion and Analysis above.

        Wayne Levin.    We entered into an amended and restated employment agreement with Mr. Levin on April 6, 2009, to continue to serve as our General Counsel and Executive Vice President, Corporate Operations, for a term that ends March 31, 2013. Mr. Levin's annual base salary under the agreement is $750,000. Mr. Levin is entitled to a discretionary annual performance bonus. In addition, Mr. Levin is entitled to receive: (1) an annual bonus of 25% of his base salary based upon certain performance goals established for each fiscal year; and (2) an annual bonus of 25% of his base salary based upon our EBITDA relative to a target established for the fiscal year (on terms that are not less favorable with respect to the definition of EBITDA, the EBITDA target and the percentages of base salary payable at various levels of EBITDA performance than those applicable to any other individual entitled to receive an EBITDA-based bonus for that fiscal year). The agreement also provides for Mr. Levin to participate in the Company's usual benefit programs for its employees.

Grants of Plan-Based Awards

        The following table presents information regarding the equity incentive awards granted to the Named Executive Officers during fiscal 2012. Each of these awards was granted under the 2004 Plan.

 GRANTS OF PLAN-BASED AWARDS—FISCAL 2012

									All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)
Jon Feltheimer	6/8/2011	—	—	—	—	—		—	8,157	—	—	50,000
	10/18/2011	—	—	—	—	—		—	10,000	—	—	71,500
Michael Burns	4/1/2011	—	—	—	—	76,339	(2)	—	—	—	—	481,699
	6/8/2011	—	—	—	—	—		—	8,157	—	—	50,000
	10/18/2011	—	—	—	—	—		—	10,000	—	—	71,500
Steven Beeks	6/8/2011	—	—	—	—	—		—	8,157	—	—	50,000
	3/5/2012	—	—	—	—	50,000	(2)	—	—	—	—	690,000
	3/5/2012	—	—	—	—	—		—	50,000	—	—	690,000
	3/5/2012	—	—	—	—	125,000	(3)	—	—	—	13.80	656,250
	3/5/2012	—	—	—	—	—		—	—	125,000	13.80	656,250
Joseph Drake	6/27/2011	—	—	—	—	—		—	40,000	—	—	258,800
James Keegan	2/21/2012	—	—	—	—	—		—	60,000	—	—	738,600
Wayne Levin	10/18/2011	—	—	—	—	—		—	10,000	—	—	71,500

(1)
The amounts reported in column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (l), please see footnote (2) to the Summary Compensation table.

(2)
As described in the Compensation Discussion and Analysis above, the vesting of the restricted stock units covered by this award is subject to the achievement of certain performance criteria during each of the three 12-month performance periods covered by the award, with such criteria being established at the beginning of each such 12-month period. For accounting purposes, each annual installment of the award is treated as a separate grant and, accordingly, the table above presents the portion of each award that was eligible to vest based on performance during the 12-month period commencing on the grant date.

(3)
As described in the Compensation Discussion and Analysis above, the vesting of these stock options is subject to the achievement of certain performance criteria during each of the three 12-month performance periods covered by the award, with such criteria being established at the beginning of each such 12-month period. For accounting purposes, each annual installment of the award is treated as a separate grant and, accordingly, the table above presents the portion of each award that was eligible to vest based on performance during the 12-month period commencing on the grant date.

Description of Plan-Based Awards

        Each of the equity-based awards reported in the Grants of Plan-Based Awards table was granted under, and is subject to, the terms of the 2004 Plan. The 2004 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death.

        Under the terms of the 2004 Plan, if there is a change in control of the Company, each Named Executive Officer's outstanding awards granted under the plan will generally become fully vested and, in the case of options and SARs, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options and SARs that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.

        As described below under Potential Payments upon Termination or Change in Control, certain equity awards granted to the Named Executive Officers are subject to accelerated vesting under the terms of their respective employment agreements in the event of a change in control of the Company and/or the termination of their employment under certain circumstances.

Restricted Share Units

        Columns (g) and (i) and in the table above (other than the performance-based option granted to Mr. Beeks described in note (3) to the table) report awards of time-based and performance-based restricted share units granted to the Named Executive Officers during fiscal 2012. Each restricted share unit represents a contractual right to receive, upon vesting of the unit, one of our common shares. The Named Executive Officer does not have the right to vote or dispose of the restricted share units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted share units then subject to the award. Such payments are made at the same time the related dividends are paid to the Company's shareholders generally.

        Time-Based Units.    For each of Messrs. Feltheimer, Burns, Beeks and Drake, the grant made in June 2011 and reported in column (i) in the table above reflects a grant of restricted share units made in partial payment of the executive's annual bonus for fiscal 2011. For Mr. Beeks, the March 2012 grant reported in column (i) in the table above reflects an award of 50,000 restricted share units in connection with his entering into a new employment agreement with us. For Mr. Keegan, the February 2012 grant reported in column (i) in the table above reflect an award of 60,000 restricted share units in connection with his entering into an amendment to his employment agreement. Each of these restricted share unit awards is subject to a three-year vesting schedule, subject in each case to the executive's continued employment with us through the vesting date. See the footnotes to the Outstanding Equity Awards at Fiscal 2012 Year-End table below for more information on the specific vesting dates of these awards. In addition, for each of Messrs. Feltheimer, Burns and Levin, the grant made in October 2011 and reported in column (i) in the table above reflects a grant of 10,000 fully-vested shares.

        Performance-Based Units.    For Mr. Burns, column (g) of the table above reports the portion of an award of restricted share units that vested based on Mr. Burns' and the Company's performance over the 2012 fiscal year. As noted above, this grant made to Mr. Burns in November 2009 covers a three-year period, with one-third of the award being eligible to vest based on Mr. Burns' and the Company's performance over a twelve-month period, and is treated as three separate annual awards for accounting purposes. Accordingly, only the units eligible to vest based on Mr. Burns' and the Company's performance for fiscal 2012 are reflected in the table above. In connection with his entering into a new employment agreement with us in March 2012, Mr. Beeks was granted an award of 150,000 performance-vesting restricted share units (which consists of three tranches of 50,000 units that are eligible to vest based on an assessment of Mr. Beeks' performance over the twelve month period ending on each of March 5, 2013, March 5, 2014 and March 5, 2015, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company's Chief Executive Officer). In general, the number of restricted share units that vest each year is determined based on Mr. Beeks' and the Company's performance during the applicable period, but the Compensation Committee has discretion to provide that the units may vest even if the performance goals are not met or that any units that do not vest based on Mr. Beeks' and the Company's performance for a particular year will be eligible to vest based on Mr. Beeks' and the Company's performance in a subsequent year. As with Mr. Burns' award, this grant to Mr. Beeks is treated as three separate annual awards for accounting purposes and, accordingly, only the 50,000 units eligible to vest based on Mr. Beeks' and the Company's performance for the twelve-month period ending March 5, 2013 is reflected in the table above.

        For more information on each of the foregoing awards, please see the Compensation Discussion and Analysis above.

Stock Options

        During fiscal 2012, Mr. Beeks was granted a time-based stock option reported in Column (j) in the table above and a performance-based option reported in Column (g) and described in note (3) to the table. Each option was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with the terms of the 2004 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

        Each option granted to the Named Executive Officers in fiscal 2012 is subject to a three-year vesting schedule. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in fiscal 2012 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer's employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer's employment. The Named Executive Officer will generally have six months to exercise the vested portion of the option following a termination of employment. If the Named Executive Officer is terminated by us for cause, the option (whether or not) vested will immediately terminate. The options granted to Named Executive Officers do not include any dividend rights.

        Time-Based Stock Options.    In March 2012, Mr. Beeks was granted an option to purchase 125,000 of the Company's common shares, vesting in three equal annual installments with the first such installment vesting on March 5, 2013 and subject in each case to Mr. Beeks' continued employment with us through the vesting date.

        Performance-Based Stock Options.    Mr. Beeks was also granted a performance-vesting option to purchase 375,000 of the Company's common shares (which consists of three tranches of 125,000 options that are eligible to vest based on an assessment of Mr. Beeks' performance over the twelve month period ending on each of March 5, 2013, March 5, 2014 and March 5, 2015, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company's Chief Executive Officer). This grant is treated as three separate annual awards for accounting purposes and, accordingly, only the options eligible to vest based on Mr. Beeks' and the Company's performance for fiscal 2012 are reflected in the table above.

        For more information on each of the foregoing awards, please see the Compensation Discussion and Analysis above.

Outstanding Equity Awards

        The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of March 31, 2012, including the vesting dates for the portions of these awards that had not vested as of that date.

 OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR-END

	Option Awards								Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rghts That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Jon Feltheimer	1,050,000		—		—		10.04	9/20/2016	—		—		—		—
	—		—		—		—	—	8,157	(2)	113,545		—		—
	—		—		—		—	—	147,071	(3)	2,047,222	(3)	—		—
Michael Burns	1,050,000		—		—		9.31	9/11/2016	—		—		—		—
	—		—		—		—	—	8,157	(2)	113,545		—		—
	—		—		—		—	—	87,704	(4)	1,220,833	(4)	—		—
Steven Beeks	150,000	(5)	—		—		5.45	2/5/2014	—		—		—		—
	425,000		—		—		11.75	5/30/2017	—		—		—		—
	—		125,000	(6)	—		13.80	3/5/2022	—		—		—		—
	—		—		125,000	(7)	13.80	3/5/2022	—		—		—		—
	—		—		—		—	—	58,157	(8)	809,545		—		—
	—		—		—		—	—	—		—		50,000	(9)	696,000
Joseph Drake	250,000		—		—		9.22	9/10/2017	—		—		—		—
	—		—		—		—	—	46,669	(10)	649,605		—		—
James Keegan	—		—		—		—	—	126,667	(11)	1,763,205		—		—
Wayne Levin	75,000	(5)	—		—		5.17	4/6/2014	—		—		—		—

(1)
The dollar amounts shown in columns (h) and (j) are determined by multiplying the number of shares or units reported in columns (g) and (i), respectively, by $13.92, the closing price of our common shares on March 31, 2012 (the last trading day of fiscal 2012).

(2)
These time-based restricted share units are scheduled to vest in three equal installments on June 8, 2012, June 8, 2013 and June 8, 2014.

(3)
As per the terms of an amendment to employment agreement dated October 8, 2008, Mr. Feltheimer has the right to receive, on the first day following each three month anniversary of October 8, 2008 that occurs during the term of the agreement and subject to regulatory approval, if required, a number of our common shares equivalent to $250,000, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The amount reported in column (g) represents the projected number of our common shares that would be delivered through the remainder of the term based on the $13.92 closing price of our common shares on March 31, 2012, and the amount reported in column (h) represents the value of such award through the remaining term of the agreement.

(4)
As per the terms of an amendment to employment agreement dated November 2, 2009, Mr. Burns has the right to receive, on the first day following each three month anniversary of November 2, 2009 that occurs during the term of the agreement and subject to regulatory approval, if required, a number of our common shares equivalent to $187,500, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The amount reported in column (g) represents the projected number of our common shares that would be delivered through the remainder of the term based on the $13.92 closing price of our common shares on March 31, 2012, and the amount reported in column (h) represents the value of such award through the remaining term of the agreement.

(5)
Represents an award of share appreciation rights that are payable in cash upon exercise.

(6)
These options are scheduled to vest in three equal installments on March 5, 2013, March 5, 2014 and March 5, 2015.

(7)
As described above, Mr. Beeks was granted an option in March 2012 to purchase up to 375,000 of the Company's common shares (which consists of three tranches of 125,000 options that are eligible to vest based on an assessment of Mr. Beeks' and the Company's performance over the twelve month period ending on each of March 5, 2013, March 5, 2014 and March 5, 2015). This grant to Mr. Beeks is treated as three separate annual awards for accounting purposes and, accordingly, only the 125,000 options eligible to vest based on performance for the twelve-month period ending March 5, 2013 is reflected in the table above.

(8)
Of these time-based restricted share units, 8,157 are scheduled to vest in three equal installments on June 8, 2012, June 8, 2013 and June 8, 2014 and 50,000 are scheduled to vest in three equal installments on March 5, 2013, March 5, 2014 and March 5, 2015.

(9)
As described above, Mr. Beeks was granted an award in March 2012 of 150,000 performance-vesting restricted share units (which consists of three tranches of 50,000 units that are eligible to vest based on an assessment of Mr. Beeks' and the Company's performance over the twelve month period ending on each of March 5, 2013, March 5, 2014 and March 5, 2015). This grant to Mr. Beeks is treated as three separate annual awards for accounting purposes and, accordingly, only the 50,000 units eligible to vest based on performance for the twelve-month period ending March 5, 2013 is reflected in the table above.

(10)
On April 27, 2012, as per the confidential agreement and general release with Mr. Drake, these restricted share units accelerated and became fully vested.

(11)
Of these time-based restricted share units, 66,667 are scheduled to vest in two equal installments on June 3, 2012 and June 3, 2013 and 60,000 are scheduled to vest in three equal installments on February 23, 2013, February 23, 2014 and February 23, 2015.

 Option Exercises and Stock Vested

        The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal 2012 and on the vesting during fiscal 2011 of other stock awards previously granted to the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED—FISCAL 2012

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Jon Feltheimer	—	—	151,795	1,071,496
Michael Burns	—	—	152,840	1,139,667
Steven Beeks	700,000	7,161,000	—	—
Joseph Drake	250,000	1,590,000	6,666	44,596
James Keegan	—	—	53,333	419,665
Wayne Levin	626,000	5,643,750	10,000	71,500

(1)
The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of our common shares to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common shares on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common shares on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with us and/or a change in control of the Company pursuant to the terms of their respective employment agreements with the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2004 Plan, as noted under Grants of Plan-Based Awards above.

Jon Feltheimer

        Severance Benefits—Termination of Employment.    In the event Mr. Feltheimer's employment is terminated during the employment term either by the Company without cause or by Mr. Feltheimer for good reason (as those terms are defined in Mr. Feltheimer's employment agreement), Mr. Feltheimer will be entitled to severance pay equal to 100% of the present value of his base salary for the remainder of the term of his employment. In addition, stock options and time-based restricted share units granted to Mr. Feltheimer pursuant to his employment agreement, along with the next installment of his performance-based restricted share units scheduled to vest following the date of termination, will become fully vested, to the extent then outstanding and not otherwise vested. For the remainder of the term of his employment agreement, we will continue to provide Mr. Feltheimer with the benefits he was receiving at the time of his termination, and Mr. Feltheimer will continue to be eligible for the stock-price bonuses and quarterly grants of fully-vested shares described above under Description of Employment Agreements—Salary and Bonus Amounts.

        Change in Control Benefits.    Upon a change in control of the Company (as defined in Mr. Feltheimer's employment agreement), stock options and time-based restricted share units granted to Mr. Feltheimer pursuant to his employment agreement, along with the next installment of his performance-based stock units scheduled to vest following the date of the change in control, will become fully vested, to the extent then outstanding and not otherwise vested. In addition, if the price of our common shares as of the change in control date exceeds the thresholds for the stock-price bonuses described above, Mr. Feltheimer would be entitled to payment of the applicable amount of his stock-price bonus. In the event that the benefits payable to Mr. Feltheimer in connection with a change in control would be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code of 1986 ("Section 280G"), Mr. Feltheimer's benefits would either be reduced to a level such that the excise tax would not apply or he would be paid the full amount of his benefits and would receive a gross-up payment from us up to a maximum of $150,000, whichever would result in his receiving the greater benefit on an after-tax basis.

        Severance Benefits—Termination of Employment in Connection with Change in Control.    In the event Mr. Feltheimer's employment is terminated by the Company in connection with a change in control (as defined in Mr. Feltheimer's employment agreement), for any reason other than for cause, or due to Mr. Feltheimer's death or disability, Mr. Feltheimer would be entitled to a cash payment of $2,500,000 and to severance pay of continued payments of his base salary for the remainder of the term of his employment agreement. If a change in control occurs and Mr. Feltheimer voluntarily terminates his employment within the 30-day period following the change in control, he would be entitled to a cash payment of $2,500,000, but would not be entitled to any continued payment of his base salary.

        Severance Benefits—Death or Disability.    In the event Mr. Feltheimer's employment is terminated during the employment term due to his death or disability (as defined in Mr. Feltheimer's employment agreement), Mr. Feltheimer (or his estate) would be entitled to payment of the applicable amount of his stock-price bonus if the price of our common shares exceeded the stock-price bonus thresholds for the four-month period preceding the date of termination. Mr. Feltheimer (or his estate) may also be entitled to a pro-rated payment of his stock-price bonus based on the price of our common shares during the six-month period following such a termination. In addition, if Mr. Feltheimer's employment is terminated due to his death, all restricted share units and options granted to Mr. Feltheimer pursuant to his employment agreement (but not including the quarterly grants of fully vested shares described above), to the extent outstanding and unvested, will immediately accelerate and become fully vested as of the date of death.

Michael Burns

        Severance Benefits—Termination of Employment.    In the event Mr. Burns' employment is terminated during the employment term by the Company without cause (as defined in Mr. Burns' employment agreement), Mr. Burns will be entitled to severance payment equal to 50% of the present value of his base salary for the remainder of the term of his employment agreement. In addition, stock options and time-based restricted share units granted to Mr. Burns pursuant to his employment agreement, along with the next installment of his performance-based restricted share units scheduled to vest following the date of termination, will become fully vested, to the extent then outstanding and not otherwise vested.

        Change in Control Benefits.    Upon a change in control of the Company (as defined in Mr. Burns' employment agreement), stock options and time-based restricted share units granted to Mr. Burns pursuant to his employment agreement, along with the next installment of his performance-based restricted share units scheduled to vest following the date of the change in control, will become fully vested, to the extent then outstanding and not otherwise vested. In addition, if the price of our common shares as of the change in control date exceeds the thresholds for the stock-price bonuses described above, Mr. Burns would be entitled to payment of the applicable amount of his stock-price bonus.

        Severance Benefits—Termination of Employment in Connection with Change in Control.    In the event Mr. Burns' employment is terminated by the Company in connection with a change in control (as defined in Mr. Burns' employment agreement), for any reason other than cause, due to Mr. Burns' death or disability, or if Mr. Burns voluntarily elects to terminate his employment within the 15-day period following a change in control, Mr. Burns would be entitled to severance pay equal to the greater of continued payments of his base salary for the remainder of the term of his employment agreement or $1,800,000.

        Severance Benefits—Death or Disability.    In the event Mr. Burns' employment is terminated during the employment term due to his death or disability (as defined in Mr. Burns' employment agreement), he (or his estate) would be entitled to payment of the applicable amount of his stock-price bonus if the price of our common shares exceeded the stock-price bonus thresholds for the four-month period preceding the date of termination. Mr. Burns (or his estate) may also be entitled to a pro-rated payment of his stock-price bonus based on the price of our common shares during the six-month period following such a termination. In addition, if Mr. Burns' employment is terminated due to his death, all restricted share units and options granted to Mr. Burns pursuant to the employment agreement, to the extent outstanding and unvested, will immediately accelerate and become fully vested as of the date of death.

Steven Beeks

        Severance Benefits—Termination of Employment.    In the event Mr. Beeks' employment is terminated during the employment term by the Company without cause (as defined in Mr. Beeks' employment agreement), Mr. Beeks will be entitled to severance payment equal to 50% of the present value of his base salary for the remainder of the term of his employment agreement, but in no event less than the greater of either 12 months' base salary or the amount Mr. Beeks would receive under our severance policy for non-contract employees that is in effect at the time of termination. In addition, any portion of time-based restricted share units and time-based options granted to Mr. Beeks pursuant to his employment agreement that were scheduled to vest within the twelve-month period following his termination, to the extent then outstanding and not otherwise vested, will become fully vested.

        Severance Benefits—Termination of Employment in Connection with Change in Control.    In the event Mr. Beeks' employment is terminated by the Company without cause within six months of the date of a change in control (as defined in Mr. Beeks' employment agreement), Mr. Beeks would also be entitled to severance pay equal to continued payment of 100% of his base salary under the employment agreement for the remainder of the term and subject to mitigation (or, if such termination occurs during the final year of the term of his employment agreement, such payment will be 12 months' base salary made in a lump sum). All stock options and restricted share units scheduled to vest pursuant to Mr. Beeks' employment agreement, to the extent then outstanding and not otherwise vested, will also become fully vested.

        Severance Benefits—Death.    In the event Mr. Beeks' employment is terminated during the employment term due to his death, stock options and restricted share units granted to Mr. Beeks pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

 Joseph Drake

        As noted above, Mr. Drake resigned as the Company's Co-Chief Operating Officer effective March 16, 2012. On April 27, 2012, we entered into a confidential agreement and general release with Mr. Drake. Under the agreement, in exchange for a full release of any and all claims, Mr. Drake is entitled to receive, subject to the terms and conditions set forth in the agreement, the following: (i) an aggregate severance payment equal to $3,425,000, consisting of a severance amount due and certain bonuses for box office performance of The Hunger Games and in lieu of bonuses payable pursuant to his employment agreement; (ii) eligibility to receive additional bonus amounts if certain box office targets are met for future installments of The Hunger Games franchise; (iii) acceleration of all his currently outstanding and unvested restricted share units; and (iv) payment by the Company of continued health care coverage for 18 months.

        During fiscal 2012, Mr. Drake's right to receive severance benefits was provided under his employment agreement as described below.

        Severance Benefits—Termination of Employment.    In the event Mr. Drake's employment was terminated during the employment term by the Company without cause or by Mr. Drake for good reason (as those terms are defined in Mr. Drake's employment agreement), Mr. Drake would have been entitled to receive (i) 50% of each EBITDA bonus (as described under Description of Employment Agreements—Salary and Bonus Amounts above) that would have been earned through the conclusion of the term as if his employment agreement had not been terminated and (ii) a payment of 50% of the present value of his base salary for the remainder of the term of his employment agreement (provided that such payment is not less than the greater of six months' of Mr. Drake's base salary or the amount he would be entitled to receive under our severance policy for non-contract employees). In addition, Mr. Drake would have been entitled to accelerated vesting of the equity-based awards granted pursuant to his employment agreement as follows: (a) with respect to his stock options, 100% of the next installment scheduled to vest following the date of termination and 50% of the following installment become fully vested; (b) with respect to his time-based restricted share units, 100% of the next installment scheduled to vest following the date of termination and 50% of the following installment will become fully vested; and (c) 100% of the next installment of his performance-based stock units scheduled to vest following the date of termination will become fully vested, in each case to the extent then outstanding and not otherwise vested.

        Change in Control Benefits.    Upon a change in control of the Company (as defined in the employment agreement), stock options and restricted share units granted to Mr. Drake pursuant to his employment agreement would have become fully vested, to the extent then outstanding and not otherwise vested.

        Severance Benefits—Termination of Employment in Connection with Change in Control.    In the event Mr. Drake's employment is terminated by the Company within cause or by Mr. Drake for good reason within six months of the date of a change in control (as defined in the employment agreement), Mr. Drake would be entitled to (i) payment of each EBITDA bonus that would have been earned through the conclusion of the term as if the employment agreement had not been terminated and (ii) severance pay equal to the greater of continued payment of 50% of his base salary under the employment agreement for the remainder of the term or $1,700,000.

        Severance Benefits—Death.    In the event Mr. Drake's employment is terminated during the employment term due to his death, his estate would be entitled to receive all accrued but unpaid base salary, a pro-rated discretionary bonus for the portion of the year employed and the stock options and restricted share units granted to Mr. Drake pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

 James Keegan

        Severance Benefits—Termination of Employment.    In the event Mr. Keegan's employment is terminated during the employment term by the Company without cause (as defined in Mr. Keegan's employment agreement), Mr. Keegan will be entitled to receive a severance payment equal to 50% of his base salary for the remainder of the term of his employment agreement.

        Severance Benefits—Termination of Employment in Connection with Change in Control.    In the event Mr. Keegan's employment is terminated by the Company without cause after the date of a change in control (as defined), the awards of restricted share units granted to Mr. Keegan in June 2010 will become fully vested, to the extent then outstanding and not otherwise vested.

Wayne Levin

        Severance Benefits—Termination of Employment.    In the event Mr. Levin's employment is terminated during the employment term by the Company without cause (as defined in Mr. Levin's employment agreement), Mr. Levin will be entitled to severance payment equal to 50% of the present value of his base salary for the remainder of the term of his employment agreement. In addition, stock options and time-based restricted share units and SARs granted to Mr. Levin pursuant to his employment agreement, along with the next installment of his performance-based restricted share units and SARs scheduled to vest following the date of termination, will become fully vested, to the extent then outstanding and not otherwise vested. Additionally, Mr. Levin would be entitled to a pro-rated discretionary bonus for the portion of the year employed.

        Change in Control Benefits.    Upon a change in control of the Company (as defined in Mr. Levin's employment agreement), stock options, time-based restricted share units and SARs granted to Mr. Levin pursuant to his employment agreement, along with the next installment of his performance-based restricted share units and SARs scheduled to vest following the date of the change in control, will become fully vested, to the extent then outstanding and not otherwise vested.

        Severance Benefits—Termination of Employment in Connection with Change in Control.    In the event Mr. Levin's employment is terminated by the Company for any reason other than cause or by Mr. Levin for good reason in connection with a change in control (as those terms are defined in Mr. Levin's employment agreement), Mr. Levin would be entitled to severance pay equal to his base salary for the remainder of the employment period.

        Severance Benefits—Death.    In the event Mr. Levin's employment is terminated during the employment term due to his death, his estate would be entitled to receive all accrued but unpaid base salary and the stock options, restricted share units and SARs granted to Mr. Levin pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

Estimated Severance and Change in Control Benefits

        The following present the estimated amount of the benefits that each of the Named Executive Officers would have been entitled to have, had his employment terminated under the circumstances described in the preceding paragraphs on March 31, 2012.

        Severance Benefits.    The following chart presents our estimate of the amount of the dollar value of the benefits each of the Named Executive Officers would have been entitled to have, had his employment terminated under the circumstances described above (other than in connection with a change in control of the Company) on March 31, 2012:

	Termination by the Company Without Cause(1)			Termination Due to Executive's Death
Name	Cash Severance	Continuation of Benefits	Equity Acceleration(2)	Equity Acceleration(2)
Jon Feltheimer	$2,487,558	$45,567	$4,250,569	$4,250,569
Michael Burns	$672,917	—	$1,176,198	$1,176,198
Steven Beeks	$1,350,000	—	$824,545	$2,957,545
Joseph Drake	$447,329	—	—	—
James Keegan	$259,896	—	—	—
Wayne Levin	$375,000	—	—	—

(1)
As described above, Messrs. Feltheimer and Drake would also be entitled to these benefits pursuant to their respective employment agreements (as in effect on March 31, 2012) if their employment is terminated for good reason.

(2)
These columns report the intrinsic value of the unvested portions of each executive's awards that would accelerate in the circumstances. For options and SARs, this value is calculated by multiplying the amount (if any) by which the closing price of our common shares on the last trading day of the fiscal year exceeds the exercise price or base price of the award by the number of shares subject to the accelerated portion of the award. For restricted share unit awards, this value is calculated by multiplying the closing price of our common shares on the last trading day of the fiscal year by the number of units subject to the accelerated portion of the award.

        Change in Control Benefits.    The following chart presents our estimate of the dollar value of the amount of the benefits to which each of the Named Executive Officers would have been entitled to receive had a change in control of the Company occurred on March 31, 2012 (and, as applicable, the executive's employment with us had terminated under the circumstances described above on such date):

Name	Cash Severance(1)	Equity Acceleration(2)	Section 280G Gross-Up
Jon Feltheimer	$4,987,558	$4,250,569	$150,000	(3)
Michael Burns	$1,800,000	$1,176,198	—
Steven Beeks	$2,700,000	$2,927,545
Joseph Drake	$1,722,055	—	—
James Keegan	—	$928,005	—
Wayne Levin	$1,750,000	—	—

(1)
As described above, these severance amounts are payable if the executive's employment is terminated by the Company without cause in connection with a change in control. Pursuant to their employment agreements, Mr. Feltheimer and Mr. Burns would also be entitled to a cash severance payment if they voluntarily terminated employment within a specified period following a change in control (with the amount of the benefit in such circumstances being determined as described above).

(2)
See footnote (2) to the table above for the determination of equity acceleration value.

(3)
See the description of the Section 280G provisions of Mr. Feltheimer's employment agreement above. This figure represents the maximum amount of the Section 280G gross-up payment to which Mr. Feltheimer would be entitled in any circumstances under his employment agreement.

 EQUITY COMPENSATION PLAN INFORMATION FOR FISCAL 2012

        See Proposal 4 above for information regarding Equity Compensation Plan Information.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during fiscal 2012, our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that two separate Form 4s each covering a single transaction were filed late for each of Messrs. Drake and Keegan.

REPORT OF THE AUDIT COMMITTEE

        The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

        The members of the Audit Committee are all non-employee directors. In addition, the Board has determined that each meets the current NYSE and SEC independence requirements. The full text of our current Audit Committee charter is available in the Investors/Corporate Governance section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

        The Audit Committee assists the Board in overseeing, among other things, (a) the integrity of the Company's financial statements, (b) the Company's compliance with legal and regulatory requirements, (c) the independent auditor's qualifications and independence, (d) the performance of the Company's internal audit function and independent auditors and (e) review of the Company's risk assessment and risk management and discussion of risks as they relate to its review of the Company's financial statements. The Audit Committee also recommends to the shareholders the selection of independent auditors. Management and our independent auditors are responsible for planning or conducting audits. Our management is responsible for determining that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and for assuring compliance with applicable laws and regulations and our business conduct guidelines.

        In performing its oversight function, the Audit Committee reviewed and discussed our fiscal year ended March 31, 2012 audited consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T, which relates to the conduct of our audit, including our auditors' judgment about the quality of the accounting principles applied in our fiscal 2012 audited consolidated financial statements. The Audit Committee received the written disclosures and the letter from our independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor's communication with the Audit Committee concerning independence, and has discussed with our auditors their independence from management and us. When considering the independent auditors' independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to the independent auditors for non-audit services.

        The Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held five meetings during fiscal 2012 (in person or via teleconference).

        Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2012 for filing with the SEC. The Audit Committee also recommends to the shareholders the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.

The Audit Committee of the Board of Directors
G. Scott Paterson (Chairman) Morley Koffman Hardwick Simmons Phyllis Yaffe

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

        National Instrument 58-101 Disclosure of Corporate Governance Practices ("NI 58-101") adopted by the Canadian Securities Administrators ("CSA") requires us to disclose, on an annual basis, our approach to corporate governance. The CSA has also adopted National Policy 58-201 Corporate Governance Guidelines which includes recommendations on such matters as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members, and other items dealing with sound corporate governance. The Board and senior management consider good corporate governance to be central to our effective and efficient operation. Set out below is a description of certain of our corporate governance practices, as required by NI 58-101.

Board of Directors

        NI 58-101 defines "independence" of directors and requires disclosure as to whether a board of directors is composed primarily of independent directors. An "independent director" generally is one who is independent of management and is free from any interest and any other business or other relationship with the Company which could, or could reasonably be expected to, interfere with the exercise of the director's independent judgment.

        The Board currently has 12 members. As of the date of this proxy statement, ten directors are independent and two directors are non-independent as senior management of the Company.

        As permitted by Canadian law, the Board resolved to set the number of directors at 12 for the ensuing year. As a result, a majority of the members of the Board are independent. In addition, the Board undertakes an annual review of the independence of all non-employee directors.

        The Board is currently made up of the following directors:

Norman Bacal	Independent but related as a partner of Heenan Blaikie LLP, Canadian counsel to the Company
Michael Burns	Non-Independent as Vice Chairman
Arthur Evrensel	Independent but related as a partner of Heenan Blaikie LLP, Canadian counsel to the Company
Jon Feltheimer	Non-Independent as Chief Executive Officer
Frank Giustra	Independent
Morley Koffman	Independent
Harald Ludwig	Independent
G. Scott Paterson	Independent
Mark H. Rachesky, M.D.	Independent
Daryl Simm	Independent
Hardwick Simmons	Independent
Phyllis Yaffe	Independent

        We have taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management. The chairman position is held by Dr. Rachesky, an independent director. In matters that require independence of the Board from management, only the independent board members take part in the decision-making and evaluation. An in camera session occurs at the end of the Board meetings in which the non-independent directors are usually excused. Dr. Rachesky presides at the regularly scheduled executive sessions of the non-management directors.

        The Board held a total of 10 meetings in fiscal 2012. The attendance, in person or via teleconference, of the current directors at such meetings was as follows:

Director	Board Meetings Attended
Norman Bacal	10/10
Michael Burns	10/10
Arthur Evrensel	10/10
Jon Feltheimer	10/10
Frank Giustra	9/10
Morley Koffman	10/10
Harald Ludwig	10/10
G. Scott Paterson	10/10
Mark H. Rachesky, M.D.	10/10
Daryl Simm	10/10
Hardwick Simmons	8/10
Phyllis Yaffe	10/10

        The independent board members held a total of 5 sessions in fiscal 2012 at which non-independent directors and members of management were not in attendance. The attendance of the current independent directors at such sessions was as follows:

Director	Independent Board Sessions Attended
Norman Bacal	5/5
Arthur Evrensel	5/5
Frank Giustra	4/5
Morley Koffman	5/5
Harald Ludwig	5/5
G. Scott Paterson	5/5
Mark H. Rachesky, M.D.	5/5
Daryl Simm	5/5
Hardwick Simmons	4/5
Phyllis Yaffe	5/5

        Currently, the following directors or director nominees serve on the board of directors of other Canadian and U.S. public companies listed below.

Director	Public Company Board Membership
Norman Bacal	None
Michael Burns	None
Arthur Evrensel	None
Jon Feltheimer	None
Frank Giustra(1)	Eacom Timber Corporation
Morley Koffman	None
Harald Ludwig	West Fraser Timber Co. Ltd., Canadian Overseas Petroleum Limited, West African Iron Ore Corp.
G. Scott Paterson	Automated Benefits Corp., NeuLion Inc., Apogee Silver Ltd., Gale Force Petroleum, Inc.
Mark H. Rachesky, M.D.	Emisphere Technologies, Inc., Leap Wireless International, Inc., Loral Space & Communications Inc.
Daryl Simm	None
Hardwick Simmons	Raymond James Financial
Phyllis Yaffe(1)	Cineplex Entertainment LP, Torstar Corporation, Astral Media, Inc.

(1)
Cineplex Inc. owns approximately 99.6% of Cineplex Entertainment LP (CGX: TSX).

Board Mandate

        Under the Corporate Governance Guidelines established by the Board, which includes the Board's mandate, the Board has overall responsibility to review and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. The Board will seek to enhance shareholder value over the long term. The full text of our Corporate Governance Guidelines is available on the Investors/Corporate Governance section of our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

 Position Descriptions

        To date, we have not developed position descriptions for the Chairman positions, the chair positions of each board committee or the Chief Executive Officer. The Board determines the appropriate roles for such positions from time-to-time as serves the best interests of the Company. With respect to the Chief Executive Officer, the Board currently sets our annual objectives that become the objectives against which the Chief Executive Officer's performance is measured.

Orientation and Continuing Education

        The Nominating and Corporate Governance Committee, with the assistance of senior management, is responsible for overseeing and making recommendations to the Board regarding the orientation of new directors and a continuing education program for existing directors. Currently, the Board has an informal process for the orientation of new directors regarding the role of the Board, its committees and its directors and the nature of operation of the business. New directors meet with senior management and incumbent directors. Due to the experience level of the members of the Board, no formal continuing education program is believed to be required at this time, but the Nominating and Corporate Governance Committee monitors both external developments and the board's composition to determine whether such a program may become useful in the future. However, directors are made aware of their responsibility to keep themselves up to date and the Nominating and Corporate Governance Committee advises all directors of major developments in corporate governance and important trends and new legal and regulatory requirements. Additionally, from time to time, members of the Board participate in various leadership workshops and programs concerning topics of interest to directors of public companies as well subjects they determine keep them up-to-date with current issues relevant to their service as directors of the Company.

Ethical Business Conduct

        We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of the codes is available in the Investors/Corporate Governance section on our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. The codes are administered by our compliance officer, or his/her designee, and our legal department, and are overseen by the Nominating and Corporate Governance Committee.

Nomination of Directors

        The Nominating and Corporate Governance Committee, comprised of three independent directors, is responsible for reviewing proposed new members of the Board and establishing full criteria for board membership. The Nominating and Corporate Governance Committee is also responsible for evaluating the performance of the Board as a whole, as well as that of the individual members of the Board. The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board, which is available on the Investors/Corporate Governance section on our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. For further information with respect to the Nominating and Corporate Governance Committee see Information Regarding the Board of Directors and Committees of the Board of Directors—Board Committees and Responsibilities above.

Compensation

        The Board, through the Compensation Committee, which is comprised of three independent directors, periodically reviews the adequacy and form of the compensation of directors and officers. The Compensation Committee is governed by a written charter, which is available in the Investors/ Corporate Governance section of our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. For further information with respect to the Compensation Committee see Information Regarding the Board of Directors and Committees of the Board of Directors—Board Committees and Responsibilities above.

Other Board Committees

        The Board also has a standing Audit Committee and Strategic Advisory Committee. For further information with respect to these committees see Information Regarding the Board of Directors and Committees of the Board of Directors—Board Committees and Responsibilities above.

Assessments

        The Nominating and Corporate Governance Committee is responsible for developing our overall approach to a corporate governance system that is effective in the discharge of our obligations to our shareholders. The Nominating and Corporate Governance Committee has the mandate and responsibility to review, on a periodic basis, the performance and effectiveness of the Board as a whole, and each individual director. The Nominating and Corporate Governance Committee annually assesses and provides recommendations to the Board of Directors on the effectiveness of the committees of the Board and the contributions of the directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Transactions

        We recognize that transactions we may conduct with any of our directors or executive officers may present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than our best interests and those of our shareholders. We have established, and the Board has adopted, a written Related Person Transactions Policy to monitor transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which the Company and any of the following have an interest: (i) any person who is or was an executive officer, director, or director nominee of the Company at any time since the beginning of the Company's last fiscal year; (ii) a person who is or was an immediate family member (as defined in the policy) of an executive officer, director, or director nominee at any time since the beginning of the Company's last fiscal year; (iii) any person who, at the time of the occurrence or existence of the transaction, is greater than 5% beneficial owner of our common shares; (iv) any person who, at the time of the occurrence or existence of the transaction, is an immediate family member (as defined in the policy) of the greater than 5% beneficial owner of our common shares; or (v) or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in which such person has a 10% or greater beneficial ownership interest (which we refer to in this report as a "related person"). The policy covers any transaction where the aggregate amount is expected to exceed $120,000 in which a related person has a direct or indirect material interest.

        Under the policy, potential related person transactions proposed to be entered into by us must be reported to our General Counsel at the earliest practicable time, and shall be reviewed and approved by the Audit Committee prior to the effectiveness or consummation of the transaction, or, if it is not practicable for the Company to wait for the entire Audit Committee to consider the matter, the Audit Committee Chair (who will possess delegated authority to act between Audit Committee meetings).

The Audit Committee will review the material facts of any potential related person transaction and will then approve, ratify or disapprove the transaction. In making its determination to approve or ratify a related person transaction, the Audit Committee considers such factors as: (i) the nature of the related person's interest in the related person transaction; (ii) the approximate dollar value of the amount involved in the related person transaction; (iii) the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss; (iv) whether the transaction was or will be undertaken in the ordinary course of business of the Company; (v) whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third person; (vi) the purpose of, and the potential benefits to the Company of, the transaction; (vii) in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, the impact of the transaction on a director's independence; (viii) the availability of other sources for comparable products or services; (ix) whether it is a single transaction or a series of ongoing, related transactions; (x) whether entering into the transaction would be consistent with the Company's Code of Business Conduct and Ethics; and (xii) any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction. No director or executive officer may participate in any discussion, approval or ratification of a transaction in which he or she is a related person.

        The full text of the Related Person Transaction Policy is available in the Investors/Corporate Governance section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Relationships and Transactions

  The Hunger Games

        Alexander Ludwig, the son of Mr. Ludwig, a director of the Company, was compensated in connection with a role in The Hunger Games.

  Sobini Films

        In November 2011, we entered into a distribution agreement with Sobini Films pursuant to which we acquired certain North American distribution rights to the film Sexy Evil Genius. Mr. Paterson, a director of the Company, is an investor in Sexy Evil Genius. During the year ended March 31, 2012, we did not make any payments to Sobini Films under this agreement.

  Thunderbird Films

        In March 2012, we announced that it had entered into a partnership with Thunderbird Films, a television production, distribution and financing company, to produce programming for broadcast and cable networks. Mr. Giustra, a director and former founder of the Company, owns an interest in Thunderbird Films. The venture, Sea To Sky Entertainment ("Sea to Sky"), will generate a broad range of scripted programming for mainstream commercial audiences in the U.S. and Canada. Sea To Sky, which will be jointly managed, will share production and distribution costs for series picked up by television networks, allowing co-funding of network television programming while mitigating risk. During the year ended March 31, 2012, the Company did not make any payments to Thunderbird Films under this arrangement.

  Icon International

        In April 2012, we entered into a three year vendor subscription agreement (the "Vendor Agreement") with Icon International, Inc. ("Icon"), a company which directly reports to Omnicom

Group, Inc. Mr. Simm, a director of the Company, is the Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. Under the Vendor Agreement, we agreed to purchase media advertising of approximately $7.6 million per year through Icon, and Icon agreed to reimburse us for certain operating expenses of approximately $1.3 million per year. The actual amount of media advertising to be purchased is determined using a formula based upon values assigned to various types of advertising, as set forth in the Vendor Agreement. For accounting purposes, the operating expenses incurred by us will continue to be expensed in full and the reimbursements from Icon of such expenses will be treated as a discount on media advertising and will be reflected as a reduction of advertising expense as the media advertising costs are incurred by us. The Vendor Agreement may be terminated by us effective as of any Vendor Agreement year end with six months' notice.

        During the year ended March 31, 2012, under a previous vendor agreement with Icon (which expired in the fourth quarter of fiscal 2012), Icon paid us $1.0 million (2011—$1.3 million, 2010—$1.2 million). During the year ended March 31, 2012, we incurred $8.6 million in media advertising expenses with Icon under the previous vendor agreement (2011—$7.8 million, 2010—$7.2 million).

  Other Transactions with Equity Method Investees

        FEARnet.    During the year ended March 31, 2012, we recognized $1.9 million in revenue pursuant to the five-year license agreement with Horror Entertainment, LLC ("FEARnet"), our joint venture with Sony Pictures Television Inc. and Comcast Corporation (2011—$3.2 million, 2010—$2.2 million), and held accounts receivable due from FEARnet pursuant to the agreement of $0.5 million (2011—$0.3 million).

        Roadside Attractions.    During the year ended March 31, 2012, we recognized $6.4 million in revenue from Roadside Attractions,  LLC ("Roadside Attractions") (of which we hold a 43.0% interest), an independent theatrical distribution company, in connection with the release of certain theatrical titles (2011—nil, 2010—nil), and held accounts receivable due from Roadside Attractions of $4.1 million (2011—nil). During the year ended March 31, 2012, we recognized $12.1 million in distribution and marketing expenses paid to Roadside Attractions in connection with the release of certain theatrical titles (2011—$0.5 million, 2010—less than $0.1 million). During the year ended March 31, 2012, we made $5.7 million in participation payments to Roadside Attractions in connection with the distribution of certain theatrical titles (2011—$10.4 million, 2010—$3.1 million).

        Break Media.    During the year ended March 31, 2012, we recognized $1.9 million in interest income associated with a $15.7 million note receivable from NextPoint, Inc. (of which we own a 42.6% interest) (2011—$1.6 million, 2010—$0.6 million).

        EPIX.    During the year ended March 31, 2012, we recognized $70.3 million of revenue from Studio 3 Partners LLC ("EPIX"), our joint venture with Viacom Inc., its Paramount Pictures unit and Metro-Goldwyn-Mayer Studios Inc., in connection with the licensing of certain theatrical releases and other films and television programs (2011—$89.4 million, 2010—$38.6 million). As of March 31, 2012, we held $24.1 million of accounts receivables from EPIX (2011—$25.9 million). In addition, as of March 31, 2012, we had $6.4 million in deferred revenue from EPIX (2011—$2.4 million).

        TV Guide Network.    During the year ended March 31, 2012, we recognized $2.9 million of revenue (2011—$14.9 million, 2010—$0.3 million) from TV Guide Network, our joint venture with One Equity Partners, the global private equity investment arm of JPMorgan Chase & Co., in connection with the licensing of certain films and/or television programs. Additionally, we recognized $15.1 million of income for the accretion of the dividend and discount of the mandatorily redeemable preferred stock units as equity interest income (2011—$14.1 million, 2010—$10.5 million). Also, during the year ended March 31, 2011, we received a pay-out of accreted interest on the mandatorily redeemable preferred stock units of $10.2 million. As of March 31, 2012, we held $13.5 million of accounts receivables from TV Guide Network (2011—$12.7 million).

ACCOUNTANTS' FEES

        During fiscal 2011 and 2012, we retained our independent registered public accounting firm, Ernst & Young LLP, to provide services in the categories listed below. The following are the aggregate fees billed for each of the last two fiscal years for such services in the approximate amounts:

	Years Ended March 31,
	2011	2012
Audit Fees	$1,855,947	$1,877,890
Audit-Related Fees	$46,465	$697,631
Tax Fees	$642,732	$542,214
All Other Fees	$—	$—

        Audit Fees includes fees associated with the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting, reviews of our Quarterly Reports on Form 10-Q, consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies, international statutory audits, and services that only the independent auditors can reasonably provide, such as services associated with SEC registration statements or other documents issued in connection with securities offerings (including consents and comfort letters). Audit-Related Fees were principally for services related to proposed or consummated acquisitions or transactions and attestation services not required by statute or regulation and the related accounting or disclosure treatment for such transactions or events. Tax Fees include amounts billed for tax compliance, tax advice and tax planning.

        Pursuant to the Audit Committee's policy to pre-approve all permitted audit and non-audit services, the Audit Committee pre-approved all professional services provided by Ernst & Young LLP during fiscal 2012 and determined that the provision of non-audit services in fiscal 2012 was compatible with maintaining Ernst & Young LLP's independence.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

OTHER INFORMATION

        Information regarding the Company is contained in its Annual Report on Form 10-K and other periodic reports required by Section 13(a) or 15(d) of the Exchange Act. The Company makes available, free of charge through its website (www.lionsgate.com), its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found under "SEC Filings" through the "Investors" section of the Company's website. The exhibits to our Annual Report on Form 10-K are available to any shareholder who (a) submits a written request to us at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, Attn: Investor Relations and (b) provides payment of charges that approximate our cost of reproduction. The exhibits to our Annual Report on Form 10-K are also available at no charge on the SEC's website at www.sec.gov and on SEDAR at www.sedar.com.

 OTHER BUSINESS

        The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

DIRECTORS' APPROVAL

        The contents of this proxy statement and the sending of it to shareholders of the Company has been approved by the Board.

By Order of The Board of Directors,
Jon Feltheimer Chief Executive Officer

Vancouver, British Columbia
July 30, 2012

Exhibit A

LIONS GATE ENTERTAINMENT CORP.
2012 PERFORMANCE INCENTIVE PLAN

1.     PURPOSE OF PLAN

  The purpose of this Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (this "Plan") of Lions Gate Entertainment Corp., a company continued under the laws of the Province of British Columbia (the "Corporation"), is to promote the success of the Corporation and to increase shareholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.     ELIGIBILITY

  The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An "Eligible Person" is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation's eligibility to use Form S-8 to register under the United States Securities Act of 1933, as amended (the "Securities Act"), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation's compliance with any other applicable laws. An Eligible Person who has been granted an award (a "participant") may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, "Subsidiary" means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and "Board" means the Board of Directors of the Corporation.

3.     PLAN ADMINISTRATION

  3.1
  The Administrator.    This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The "Administrator" means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

    With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the "Code"), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

  3.2
  Powers of the Administrator.    Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

  (a)
  determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

  (b)
  grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

  (c)
  approve the forms of award agreements (which need not be identical either as to type of award or among participants);

  (d)
  construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

  (e)
  cancel, modify, or waive the Corporation's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

  (f)
  accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or share appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

  (g)
  adjust the number of Common Shares subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

    (h)
    determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator's action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

    (i)
    determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

    (j)
    acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

    (k)
    determine the fair market value of the Common Shares or awards under this Plan from time to time and/or the manner in which such value will be determined.

    Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by shareholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

  3.3
  Binding Determinations.    Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

  3.4
  Reliance on Experts.    In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

  3.5
  Delegation.    The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.     COMMON SHARES SUBJECT TO THE PLAN; SHARE LIMITS

  4.1
  Shares Available.    Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation's authorized but unissued Common Shares and any Common Shares held as treasury shares. For purposes of this Plan, "Common Shares" shall mean the common shares of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

  4.2
  Share Limits.    The maximum number of Common Shares that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the "Share Limit") is equal to:

  (1)
  20,000,000 Common Shares, less

  (2)
  the number of any Common Shares subject to awards granted under the Corporation's 2004 Performance Incentive Plan, as amended (the "2004 Plan"), after March 31, 2012 and on or before the date of shareholder approval of this Plan (with any shares subject to such awards that are "Full-Value Awards" being counted against the Share Limit based on the Full-Value Award Ratio specified below), plus

  (3)
  the number of any shares subject to stock options and share appreciation rights granted under the 2004 Plan and outstanding as of March 31, 2012 which expire, or for any reason are cancelled or terminated, after March 31, 2012 without any shares being issued, plus

  (4)
  the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2004 Plan that are outstanding and unvested on March 31, 2012 that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation after March 31, 2012 without having become vested (with any such shares increasing the Share Limit based on the Full Value Award Ratio specified below).

    Shares issued in respect of any "Full-Value Award" granted under this Plan shall be counted against the foregoing Share Limit as 2.0 shares for every one share issued in connection with such award. (For example, if a stock bonus of 100 Common Shares is granted under this Plan, 200 shares shall be charged against the Share Limit in connection with that award.) For this purpose, a "Full-Value Award" means any award under this Plan that is not a stock option grant or a share appreciation right grant.

    The following limits also apply with respect to awards granted under this Plan:

    (a)
    The maximum number of Common Shares that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 20,000,000 shares.

    (b)
    The maximum number of Common Shares subject to those options and share appreciation rights that are granted during any calendar year to any individual under this Plan is 2,000,000 shares.

    (c)
    Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

    Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

  4.3
  Awards Settled in Cash, Reissue of Awards and Shares.    Except as provided in the next sentence, shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan (with any such shares increasing the Share Limit based on the Full-Value Award Ratio specified in Section 4.2). Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan. To the extent that an award granted under this Plan is settled in cash or a form other than Common Shares, the shares that would have been delivered had there been no such cash or other settlement shall again be available for subsequent awards under this Plan (with any such shares increasing the Share Limit based on the Full-Value Award Ratio specified in Section 4.2). In the event that Common Shares are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of Section 4.2 of this Plan). (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 100 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the share limits of this Plan). To the extent that Common Shares are delivered pursuant to the exercise of a share appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares issued. (For purposes of clarity, if a share appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

  4.4
  Reservation of Shares; No Fractional Shares; Minimum Issue.    The Corporation shall at all times reserve a number of Common Shares sufficient to cover the Corporation's obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.     AWARDS

  5.1
  Type and Form of Awards.    The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are (subject, in each case, to the no repricing provisions of Section 3.2):

    5.1.1    Stock Options.    A stock option is the grant of a right to purchase a specified number of Common Shares during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an "ISO") or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a Common Share on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

    5.1.2    Additional Rules Applicable to ISOs.    To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of shares with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Shares subject to ISOs under this Plan and shares subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which Common Shares are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term "subsidiary" is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an "incentive stock option" as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) outstanding Common Shares possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

    5.1.3    Share Appreciation Rights.    A share appreciation right or "SAR" is a right to receive a payment, in cash and/or Common Shares, equal to the excess of the fair market value of a specified number of Common Shares on the date the SAR is exercised over the "base price" of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a Common Share on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

    5.1.4    Other Awards; Dividend Equivalent Rights.    The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Shares, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Shares and/or returns thereon; or (c) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance-based vesting requirements or the unvested portion of a stock unit award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate.

  5.2
  Section 162(m) Performance-Based Awards.    Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees ("Qualifying Options" and "Qualifying SARS,"

    respectively) typically will be, granted as awards intended to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code ("Performance-Based Awards"). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) basis) for the Corporation on a consolidated basis or for one or more of the Corporation's subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

    5.2.1    Class; Administrator.    The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

    5.2.2    Performance Goals.    The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria ("Business Criteria") as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), share price, total shareholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals ("targets") must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The terms of the Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

    5.2.3    Form of Payment; Maximum Performance-Based Award.    Grants or awards under this Section 5.2 may be paid in cash or Common Shares or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of Common Shares which may be subject to Performance-Based Awards (including Performance-Based Awards payable in Common Shares and Performance-Based Awards payable in cash where the amount of cash payable upon or following vesting of the award is determined with reference to the fair market value of a Common Share at such time) that are granted to any one participant in any one calendar year shall not exceed 2,000,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1; provided that this limit shall not apply to Qualifying Options and Qualifying SARs (which are covered by the limit of Section 4.2(b)). The aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the fair market value of a Common Share upon or following the vesting of the award) and granted to that participant in any one calendar year shall not exceed $10,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

    5.2.4    Certification of Payment.    Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

    5.2.5    Reservation of Discretion.    The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

    5.2.6    Expiration of Grant Authority.    As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator's authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation's shareholders that occurs in the fifth year following the year in which the Corporation's shareholders first approve this Plan, subject to any subsequent extension that may be approved by shareholders.

  5.3
  Award Agreements.    Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an "award agreement"), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

  5.4
  Deferrals and Settlements.    Payment of awards may be in the form of cash, Common Shares, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

  5.5
  Consideration for Common Shares or Awards.    The purchase price for any award granted under this Plan or the Common Shares to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

  •
  services rendered by the recipient of such award;

  •
  cash, check payable to the order of the Corporation, or electronic funds transfer;

  •
  notice and third party payment in such manner as may be authorized by the Administrator;

  •
  the delivery of previously owned Common Shares;

  •
  by a reduction in the number of shares otherwise deliverable pursuant to the award; or

  •
  subject to such procedures as the Administrator may adopt, pursuant to a "cashless exercise" with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

    In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable law. Common Shares used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant's ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

  5.6
  Definition of Fair Market Value.    For purposes of this Plan, "fair market value" shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) of a Common Share as reported on the composite tape for securities listed on the New York Stock Exchange (the "Exchange") for the date in question or, if no sales of Common Shares were made on the Exchange on that date, the closing price (in regular trading) of a Common Share as reported on said composite tape for the next preceding day on which sales of Common Shares were made on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) of a Common Share as reported on the composite tape for securities listed on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a Common Share as reported on the composite tape for securities listed on the Exchange for the date in question or the most recent trading day. If the Common Shares are no longer listed or are no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Shares shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

  5.7
  Transfer Restrictions.

    5.7.1    Limitations on Exercise and Transfer.    Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

    5.7.2    Exceptions.    The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person's family members).

    5.7.3    Further Exceptions to Limits on Transfer.    The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

    (a)
    transfers to the Corporation (for example, in connection with the expiration or termination of the award),

    (b)
    the designation of a beneficiary to receive benefits in the event of the participant's death or, if the participant has died, transfers to or exercise by the participant's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

    (c)
    subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

    (d)
    if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

    (e)
    the authorization by the Administrator of "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

  5.8
  International Awards.    One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.     EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

  6.1
  General.    The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

  6.2
  Events Not Deemed Terminations of Service.    Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.

  6.3
  Effect of Change of Subsidiary Status.    For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person's award(s) in connection with such transaction.

7.     ADJUSTMENTS; ACCELERATION

  7.1
  Adjustments.    Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Shares; or any exchange of Common Shares or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Shares; then the Administrator shall equitably and proportionately adjust (1) the number and type of Common Shares (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of Common Shares (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

    Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

    It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

    Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

  7.2
  Corporate Transactions—Assumption and Termination of Awards.    Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Shares); any exchange of Common Shares or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Shares); a sale of all or substantially all the business, shares or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Shares); a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Shares); then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Shares upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days' notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

    The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

    In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

    Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

  7.3
  Other Acceleration Rules.    The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

  7.4
  Definition of Change in Control.    With respect to a particular award granted under this Plan, a "Change in Control" shall be deemed to have occurred as of the first day, after the date of grant of the particular award, that any one or more of the following conditions shall have been satisfied:

  (a)
  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding Common Shares of the Corporation (the "Outstanding Company Common Shares") or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

  (b)
  Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

  (c)
  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding

      Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation's assets directly or through one or more subsidiaries (a "Parent")) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

    (d)
    Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

8.     OTHER PROVISIONS

  8.1
  Compliance with Laws.    This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of Common Shares, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

  8.2
  No Rights to Award.    No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

  8.3
  No Employment/Service Contract.    Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee's status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person's compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

  8.4
  Plan Not Funded.    Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Common Shares, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

  8.5
  Tax Withholding.    Upon any exercise, vesting, or payment of any award, or upon the disposition of Common Shares acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, the Corporation or one of its Subsidiaries shall have the right at its option to:

  (a)
  require the participant (or the participant's personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

  (b)
  deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant's personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

    In any case where a tax is required to be withheld in connection with the delivery of Common Shares under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

  8.6
  Effective Date, Termination and Suspension, Amendments.

    8.6.1    Effective Date.    This Plan is effective as of July 16, 2012, the date of its approval by the Board (the "Effective Date"). This Plan shall be submitted for and subject to shareholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

    8.6.2    Board Authorization.    The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

    8.6.3    Shareholder Approval.    To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to shareholder approval.

    8.6.4    Amendments to Awards.    Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

    8.6.5    Limitations on Amendments to Plan and Awards.    No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

  8.7
  Privileges of Share Ownership.    Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of share ownership as to any Common Shares not actually delivered to and held of record by the participant (subject to the last sentence of Section 5.1.4). Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

  8.8
  Governing Law; Construction; Severability.

    8.8.1    Choice of Law.    This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of California, except to the extent that the laws of British Columbia are applicable as the jurisdiction of incorporation of the Corporation.

    8.8.2    Severability.    If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

    8.8.3    Plan Construction.

      (a)
      Rule 16b-3.    It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

      (b)
      Section 162(m).    Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying

        Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

  8.9
  Captions.    Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

  8.10
  Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation.    Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Shares in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

  8.11
  Non-Exclusivity of Plan.    Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Shares, under any other plan or authority.

  8.12
  No Corporate Action Restriction.    The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the

    Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

  8.13
  Other Company Benefit and Compensation Programs.    Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

  8.14
  Clawback Policy.    The awards granted under this Plan are subject to the terms of the Corporation's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any Common Shares or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

PROXY LIONS GATE ENTERTAINMENT CORP. 1055 West Hastings Street, Suite 2200 Vancouver, British Columbia V6E 2E9 THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS COMMON SHARES The undersigned holder of Common Shares of Lions Gate Entertainment Corp., a British Columbia corporation (the “Company”), hereby appoints Michael Burns, Jon Feltheimer, James Keegan and Wayne Levin, and each of them, or in the place of the foregoing, (print name), as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, all of the Common Shares of the Company that the undersigned is entitled to vote at the 2012 Annual General and Special Meeting of Shareholders of the Company (the “Annual Meeting”), to be held at the Soho Metropolitan Hotel, 318 Wellington Street West, Toronto, Ontario, Canada M5V 3T4, on Tuesday, September 11, 2012, beginning at 10:00 a.m., local time, or at any continuations, adjournments or postponements thereof. If the shareholder does not want to appoint the persons named in this instrument of proxy, he/she should strike out his/her name and insert in the blank space provided the name of the person he/she wishes to act as his/her proxy. Such other person need not be a shareholder of the Company. This form of proxy must be completed, dated and signed and returned by mail in the envelope provided for that purpose, by fax to (302) 295-3811 or by Internet to: www.ivselection.com/lionsgate2012 prior to or at the Annual Meeting prior to the closing of the polls. If completing by fax, please ensure you fax both sides of this form of proxy. (Continued, and to be marked, dated and signed, on the other side) Address Change/Comments (Mark the corresponding box on the reverse side) Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 11, 2012. The notice of Annual Meeting, the proxy statement and this proxy card first will be mailed to shareholders on or about July 31, 2012. The Company’s proxy statement and fiscal 2012 Annual Report to Shareholders are also available in the Investors/Governance Documents section on our website at www.lionsgate.com. Detach here from proxy voting card

Mark Here for Address Change or Comments Detach here from proxy voting card PLEASE SEE REVERSE SIDE 1. ELECTION OF DIRECTORS The nominees proposed by the management of the Company are: FOR ALL EXCEPT WITHHOLD ALL FOR ALL 01 Norman Bacal 02 Michael Burns 03 Arthur Evrensel 04 Jon Feltheimer 05 Frank Giustra 06 Morley Koffman 07 Harald Ludwig 08 G. Scott Paterson 09 Mark H. Rachesky, M.D. 10 Daryl Simm 11 Hardwick Simmons 12 Phyllis Yaffe 2. Proposal to reappoint Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending March 31, 2013. 3. Proposal to conduct an advisory vote to approve executive compensation. 4. Proposal to approve of the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ABSTAIN AGAINST FOR ABSTAIN AGAINST FOR ABSTAIN AGAINST FOR ABSTAIN AGAINST FOR THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 4 AND 5. The undersigned hereby acknowledges receipt of (i) the Notice of Annual General and Special Meeting of Shareholders, (ii) the Proxy Statement and (iii) the Company’s 2012 Annual Report to Shareholders. PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. Signature Signature Date Title Title Date IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. LIONS GATE ENTERTAINMENT CORP. OFFERS SHAREHOLDERS OF RECORD THREE WAYS TO VOTE YOUR PROXY YOUR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU HAD RETURNED YOUR PROXY CARD. WE ENCOURAGE YOU TO USE THIS COST EFFECTIVE AND CONVENIENT WAY OF VOTING, 24 HOURS A DAY, 7 DAYS A WEEK. INTERNET VOTING Visit the Internet voting website at www.ivselection.com/lionsgate2012. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. VOTING BY MAIL Simply sign and date your proxy card and return it in the postage-paid envelope to IVS Associates Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801. If you are voting by Internet, please do not mail your proxy card. VOTING BY FAX Simply sign and date your proxy card and Fax it to IVS Associates Inc., Attn: Lionsgate Proxy Tabulation at Fax Number (302) 295-3811. Please ensure you fax both sides of this form of proxy. OR OR